Exhibit 10.1

EXECUTION VERSION

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRANSACTION AGREEMENT

among

VOLKSWAGEN INTERNATIONAL AMERICA INC.,

RIVIAN AUTOMOTIVE, INC.,

RIVIAN AND VW GROUP TECHNOLOGY, LLC

and

VOLKSWAGEN AKTIENGESELLSCHAFT

(solely with respect to Section 2.05 and Article VIII)

Dated as of November 12, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS

A	Form of Amended and Restated Limited Liability Company Agreement of the Company

B	Form of Local Conveyances

C	(1) Form of Background Unregistered IP License Agreement

(2) Form of Background Patent License Agreement

(3) Form of SDV Hub Concepts and Documentation License Agreement

D	Form of Development and Services Agreement

E	Form of Amended and Restated Limited Liability Company Agreement of Rivian SPV

F	Form of Amended and Restated Limited Liability Company Agreement of VW SPV

G	Form of Investment Agreement

H	Form of Loan A Agreement

I	Form of Loan B Agreement

J	Form of Main Services Agreement

K	SalesCo Term Sheet

L	Form of Information Sharing Agreement

SCHEDULES

1.01(A)(1)	Rivian’s Knowledge

1.01(A)(2)	VW’s Knowledge

1.01(A)(3)	Specified Rivian Direct Reports

1.01(A)(4)	Specified VW Direct Reports

1.01(B)	Transaction Documents

1.01(C)(1)	Rivian Contributed Assets

i

1.01(D)(1)	Rivian In-Scope Employees

1.01(D)(2)	VW In-Scope Employees

1.01(D)(3)	Closing Transfer Employees

1.01(E)	Specified Matters

1.01(F)	Specified Countries

5.03(F)	Form of Confidentiality and Work Product Assignment Agreement

5.04	Compliance Program Enhancements

5.05	SalesCo Structure

ii

TRANSACTION AGREEMENT, dated as of November 12, 2024, among Volkswagen International America Inc., a Delaware corporation (“VW”), Rivian Automotive, Inc., a Delaware corporation (“Rivian”), Rivian and VW Group Technology, LLC, a Delaware limited liability company (the “Company”), and, solely with respect to Section 2.05 and Article VIII, Volkswagen Aktiengesellschaft, a joint stock company duly established under the laws of Germany, having its registered office at Berliner Ring, 2, 38440 Wolfsburg, Germany (“VW AG”), each a “Party,” and together the “Parties” (in the case of VW AG, solely with respect to Section 2.05 and Article VIII).

WHEREAS, prior to the date hereof, (a) VW, a wholly owned Subsidiary of VW AG, formed Volkswagen Specter LLC, a Delaware limited liability company (“VW SPV”), (b) VW SPV formed Volkswagen Specter 2 LLC, a Delaware limited liability company (“VW SPV 2”), (c) Rivian formed Rivian JV SPV, LLC, a Delaware limited liability company (“Rivian SPV”), (d) Rivian SPV formed the Company, (e) the Company formed Rivian and VW Group Technology Canada, Inc., a corporation formed under the Laws of the Province of British Columbia, Canada (the “Canadian Subsidiary”), (f) VW SPV 2 formed SDV Technology doo Beograd-Novi Beograd, a limited liability company established under the Laws of the Republic of Serbia (the “Serbian Subsidiary”), and (g) VW SPV 2 acquired all of the shares in a shelf company in the form of a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the Commercial register (Handelregister) of the local court (Amtsgericht) in Berlin, Germany under number HRB 267403, which was renamed as Rivian & VW Group Tech GmbH (the “German Subsidiary”);

WHEREAS, the Parties or their respective Affiliates intend to enter into, on the Closing Date, among other Transaction Documents, (a) that certain Background Unregistered IP License Agreement in the form attached as Exhibit (C)(1) (“Background Unregistered IP License Agreement”), (b) that certain Background Patent License Agreement in the form attached as Exhibit (C)(2) (“Background Patent License Agreement”, together with the Background Unregistered IP License Agreement and the license agreement proposed to be entered into as contemplated under Section 5.09(b) in connection with the [***] IP, the “Rivian Background IP Agreements”), (c) that certain SDV Hub Concepts and Documentation License Agreement in the form attached as Exhibit (C)(3) (“SDV Hub Concepts and Documentation License Agreement”), and (d) that certain Development and Services Agreement in the form attached as Exhibit D (the “Development and Services Agreement”);

WHEREAS, in exchange for their respective membership interests in the Company (to be jointly held by Rivian SPV and VW SPV) (a) VW desires to contribute to the Company the VW Contribution, and (b) Rivian desires to contribute to the Company the Rivian Contribution; and

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions governing the transactions contemplated hereby, and acknowledging the obligations of the Parties and their Affiliates relating to disclosure of information in accordance with the Information Sharing Agreement and applicable Laws, including applicable Antitrust Laws.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, charge, suit, inquiry, proceeding, audit, arbitration, or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of a Party; provided, that the Company and its Subsidiaries shall be deemed Affiliates of each Party for purposes of Article VII, as applicable.

“Agreement” means this Transaction Agreement among the Parties (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 8.07.

“Antitrust Laws” means any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Wolfsburg, Germany or Irvine, California, USA.

“CFR” means the United States Code of Federal Regulations.

“Climbtech 1+2 Technology” has the meaning set forth in the Rivian Background IP Agreements.

“Closing Transfer Employee” means each employee set forth on Schedule 1.01(D)(3), which reflects each Rivian In-Scope Employee who, at or prior to Closing, is intended to transfer to the Company and be a Company Employee and, except with respect to the Dual Role Employees (as defined in the Information Sharing Agreement), not employed by a Rivian Entity (other than a Company Employer) after the Closing Date.

“Company Employee” means any Rivian In-Scope Employee or VW In-Scope Employee who is employed by a Company Employer following the Closing Date.

“Company Employer” means the Company or any Subsidiary thereof.

“Contract” means any contract, agreement, arrangement, indenture, note, bond, mortgage, loan, instrument, lease, warranty, commitment, license or other instrument or understanding to which a Person is bound.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Current Employer” means the applicable Party or its Affiliate that is employing the Rivian In-Scope Employees or the VW In-Scope Employees, as the case may be.

“Data” means any Personal Data or business proprietary or confidential data.

“Data Privacy and Security Obligations” means all internal and external privacy policies, Contractual obligations, applicable industry standards, applicable Laws or Governmental Orders of any Governmental Authority, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by a Rivian Entity or VW Entity, as the case may be, of Personal Data.

“Databases” means all databases, data compilations, data collections, data files and data repositories of any type and any form, whether machine readable or otherwise, including all corresponding data, classification structures, procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein, attributes of the data, data structures and formats, file structures and formats, data models, data specifications, data definitions and data relationships, and all related documentation, manuals, memoranda and records.

“Designs” means drawings, blueprints, patterns, tools, gauges, equipment, sketches, layouts, plans, prototypes, architecture, interface designs, operations designs, hardware designs, samples, and all other documents relating thereto.

“Disclosure Schedules” means the Rivian Disclosure Schedule and the VW Disclosure Schedule.

“Employee Leasing Agreements” means those certain employee leasing agreements pursuant to which Rivian In-Scope Employees (except the Closing Transfer Employees and the Delayed Transfer Employees) shall provide services to the Company until such Rivian In-Scope Employees’ employment has been transferred, or caused to be transferred, by Rivian to the Company.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance (other than any Permitted Encumbrance or any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property Rights).

“Excluded Rivian Liabilities” means all Liabilities of Rivian and its Subsidiaries (a) that are unrelated to the Rivian In-Scope Operations, (b) that are related to the Rivian In-Scope Operations (including any Taxes with respect to any taxable period (or portion thereof) ending on or before the Closing Date) and attributable to a period prior to the Closing, or (c) that are related to any Specified Matters.

“Excluded VW Liabilities” means all Liabilities of VW and its Subsidiaries (a) that are unrelated to the VW In-Scope Employees, or (b) that are related to the VW In-Scope Employees and attributable to a period prior to the Closing.

“Fundamental Representations” means the VW Fundamental Representations and the Rivian Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hardware” means any hardware, machinery, tools, circuits, control units, physical components and devices, including telecommunications, electronic, computing and network components and equipment.

“Indemnified Party” means a VW Indemnified Party or a Rivian Indemnified Party, as the case may be.

“Indemnifying Party” means (a) Rivian pursuant to Section 7.02(a), as the case may be, and (b) VW pursuant to Section 7.03(a).

“Information Sharing Agreement” means that certain Information Sharing Agreement, among Rivian, VW AG and the Company, in the form attached as Exhibit L.

“Intellectual Property Rights” means all rights, title and interests in and to all intellectual property rights and intangible industrial property rights of every kind and nature however denominated, throughout the world, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (i) Patents, (ii) copyrights, registrations and applications for registration thereof, and any equivalent rights in copyrightable works and works of authorship, (iii) rights in Software and Databases, (iv) rights in Designs, and (v) Trade Secrets, but excluding any rights in trademarks, service marks, trade names, trade dress, brand names, product names, logos, internet domain names and other indicia of source or origin and all registrations and applications for registration thereof together with the goodwill associated therewith.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventions” means all ideas, designs, concepts, techniques, methods, processes, inventions (including invention disclosures), innovations, discoveries or improvements, whether or not patentable or registerable or protected by any Intellectual Property Rights (such as Patents).

“IT Systems” means computers, servers, workstations, desktops, laptops and handheld devices, Software, applications, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, systems and other information technology equipment and assets and related services, in each case that are used in Rivian In-Scope Operations.

“Laws” means federal, state and local laws, statutes, acts, ordinances, rules, codes and regulations, executive orders and other official releases of or by any Governmental Authority, including those in any jurisdiction in which Rivian, VW or any of their respective Affiliates operate.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Loan A Agreement” means that certain Loan A Agreement between VW SPV as lender and the Company as borrower, in the form attached as Exhibit H.

“Loan B Agreement” means that certain Loan B Agreement, between the Company as lender and Rivian SPV as borrower, in the form attached as Exhibit I.

“LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company, in the form attached as Exhibit A.

“Local Conveyances” means contribution agreements, in the forms attached as Exhibit B, between a Rivian Entity or a VW Entity, on the one hand, and the Company or any of its Subsidiaries (as of immediately after the Closing), on the other hand, pursuant to which Rivian Contributed Assets, entities that will become Subsidiaries of the Company, or the right to hire certain Rivian In-Scope Employees, as the case may be, are transferred to the Company or any of such Subsidiaries.

“Main Services Agreement” means that certain Main Services Agreement, between Rivian and the Company, in the form attached as Exhibit J.

“Material Defect” means any persistent, widespread, reproducible defect in the Rivian Software that either (i) impacts the functionality of the Rivian vehicle to the degree that the use of the vehicle is not possible or is materially limited, (ii) impacts the successful operation of a feature essential to the primary functionality or successful operation of the Climbtech 1+2 Technology in accordance with applicable specifications as of the Closing Date, (iii) adversely impacts in any material respect the safety or security of Rivian vehicles, or (iv) causes Rivian vehicles to violate an applicable regulatory requirement.

“Material Rivian Infringement Breach” means a breach of the representation and warranty made by Rivian in Section 3.05(d) as of the date hereof only if both of the following conditions are met: (a) such breach is a result of (i) the Climbtech 1+2 Technology actually infringing, as of the date hereof, the Intellectual Property Rights of a third party, or (ii) Rivian having actually misappropriated, prior to or as of the Closing Date, Climbtech 1+2 Technology from a third party, and (b) such breach results in the inability of the Company to operate the Business (as defined in the LLCA) substantially in the manner contemplated by the Parties.

“Material VW Infringement Breach” means a breach of the representation and warranty made by VW in Section 4.05(d) as of the date hereof (to the extent made as of a specific date, as of such date) only if both of the following conditions are met: (a) such breach is a result of (i) the VW SDV Hub Concepts as used by a VW Entity on or prior to the date hereof actually infringing, as of the date hereof, the Intellectual Property Rights of a third party, or (ii) VW having actually misappropriated, prior to or as of the Closing Date, VW SDV Hub Concepts as used by a VW Entity on or prior to the date hereof from a third party (except Rivian or a Rivian Affiliate), and (b) such breach results in the inability of the Company to operate the Business (as defined in the LLCA) substantially in the manner contemplated by the Parties.

“NPE” means any Person that has as its principal source of revenue the licensing, assertion, or enforcement of Patents, without itself or an associated Person (i) practicing such Patents and/or (ii) performing the underlying technical development work.

“Open Source Software” means any Software (including any portion of a Software program) that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., Software distributed under any license by the Open Source Initiative as set forth in www.opensource.org), or under similar licensing or distribution terms.

“Patents” means all issued or pending U.S. and foreign patents and patent applications, including any provisional applications, extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part, statutory invention registrations, registered designs, utility models or similar rights anywhere in the world in Inventions.

“Permit” means any permit, certificate, license, approval or other authorization issued by or obtained from any Governmental Authority.

“Permitted Encumbrances” means (a) any non-exclusive licenses or other rights granted to Intellectual Property Rights in the ordinary course of business, (b) in relation to Intellectual Property Rights only, any lien, charge, mortgage, pledge, or security interest, or other encumbrance granted to a financial institution or lender as security for borrowed money or other financial obligations in the ordinary course of business, and (c) any liens for Taxes not yet delinquent or which are being contested in good faith in appropriate proceedings and for which adequate reserves with respect thereto are maintained in accordance with GAAP.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Data” means any information relating to or capable of being associated with an identified or identifiable Person or household, or information that is defined as “personal data”, “personal information”, “personally identifiable information”, “protected health information”, “special category data”, “sensitive personal information”, or similar terms under Data Privacy and Security Obligations.

“Registered” means, in reference to any Intellectual Property Rights, that such Intellectual Property Rights have been issued by, registered or filed with, renewed by or are the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Rivian Contributed Assets” means the assets of Rivian and its Affiliates set forth on Schedule 1.01(C)(1).

“Rivian Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by Rivian to VW in connection with the execution of this Agreement.

“Rivian E/E Architecture” means Rivian’s E/E architecture in the form existing as of the Closing.

“Rivian Entity” means Rivian and any of its Affiliates.

“Rivian Excluded Technology” has the meaning set forth in the Development and Services Agreement.

“Rivian Fundamental Representations” means the representations and warranties made by Rivian in Section 3.01, Section 3.02(a), Section 3.06(a), Section 3.11 and Section 3.12.

“Rivian In-Scope Employees” means the employees of Rivian and its Affiliates who will be transferred to the Company as set forth on Schedule 1.01(D)(1).

“Rivian In-Scope Operations” means the development of Software, Software interfaces, Hardware, Tools, Designs and Training (each as defined in the Rivian Background IP Agreements) for the Rivian E/E Architecture as conducted by the Rivian Entities immediately prior to the Closing, but excluding, in all cases, any development or other activities with respect to the Rivian Excluded Technology.

“Rivian IP Representation” means the representations and warranties made by Rivian in Section 3.05.

“Rivian Licensed Intellectual Property” means the ‘Background IP’ as set forth in the Rivian Background IP Agreements and Tools owned by Rivian or any of its current Affiliates (including, for clarity, (a) from the [***] Completion Date, the [***] IP, and (b) from the date on which any relevant license becomes effective, any other Intellectual Property Rights that, after the Closing Date, are owned by Rivian or any of its current Affiliates and agreed pursuant to Section 5.02(c) to be licensed by Rivian or any of its Affiliates to VW on terms substantially the same as those of the Rivian Background IP Agreements), but excluding any Intellectual Property Rights in and to Rivian Excluded Technology.

“Rivian Material Adverse Effect” means a material adverse effect on the properties, operations, or condition of the Rivian In-Scope Operations, taken as a whole, or on Rivian’s ability to perform its obligations under this Agreement.

“Rivian Software” means the ‘Background Software’ as set forth in the Rivian Background IP Agreements and Tools owned by Rivian or any of its current Affiliates (including, for clarity, (a) any Software owned by the [***] and transferred to Rivian IP Holdings, LLC following the [***] Completion Date, and (b) from the date on which any relevant license becomes effective, any other Software that, after the Closing Date, is owned by Rivian or any of its current Affiliates and agreed pursuant to Section 5.02(c) to be licensed by Rivian or any of its Affiliates to VW on terms substantially the same as those of the Rivian Background IP Agreements, but excluding any Software contained in the Rivian Excluded Technology).

“Rivian’s Actual Knowledge”, “Actual Knowledge of Rivian” or similar terms used in this Agreement means the actual, personal knowledge of the Persons identified on Schedule 1.01(A)(1) as of the date of this Agreement, without any obligation of inquiry.

“Rivian’s Knowledge,” “Knowledge of Rivian” or similar terms used in this Agreement means the actual knowledge of the Persons identified on Schedule 1.01(A)(1) as of the date of this Agreement after reasonable inquiry of their applicable direct reports set forth on Schedule 1.01(A)(3).

“Sanctioned Person” means any Person, organization or vessel (a) designated on any sanctions or restricted party lists, including the list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions or on any other list of targeted individuals or entities (or equivalent) issued under any Trade Compliance Law, (b) that is, or is part or an official of, a government of a Sanctioned Territory, (c) directly or indirectly owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Trade Compliance Laws or in any related official guidance) by, or acting on behalf of, any of the foregoing, (d) located or organized within, ordinarily resident in, incorporated under the Laws of or operating from any Sanctioned Territory, or (e) otherwise targeted under any Trade Compliance Law, or acting on behalf of any of the persons listed in clauses (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of, any Trade Compliance Laws.

“Sanctioned Territory” means a country or other territory subject to a general export, import, financial or investment embargo under any Trade Compliance Law.

“Software” means any computer programs and software, whether in Source Code or object code, including (a) all software implementations of algorithms, models and methodologies, including as used in (i) machine-based systems that are designed to operate with varying levels of autonomy and that may exhibit adaptiveness after deployment, and that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions (“AI Systems”), and (ii) software applications that use AI Systems to perform specific tasks and solve problems, (b) program files, program and system logic, program interfaces, program modules, program routines and sub-routines, program architecture, program design concepts, program system designs, program structure, program sequence and organization, and program screen displays and report layouts, and (c) screens, user interfaces, firmware, menus, buttons and icons included in computer programs.

“Source Code” means the human readable source code of the Software to which it relates, in the programming language in which such Software was written.

“Specified Countries” means the countries set forth on Schedule 1.01(F).

“Specified Matters” means any Actions by or against any Rivian Entity, including such Actions set forth on Schedule 1.01(E).

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Tax” or “Taxes” means (a) any U.S. federal, state, local or non-U.S. income, gross receipts, gross income, gains, license, royalty, payroll, employment, excise, production, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, goods and services, ad valorem, registration, value added, alternative or add-on minimum, workers’ compensation, employer health, pension plan, anti-dumping, countervail, estimated, or other tax of any kind whatsoever, including any interest, penalties, or additions thereto, imposed by a Governmental Authority, and (b) any Liability for any amount described in the immediately preceding subclause (a) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate, or similar group for Tax purposes, or pursuant to a Tax Sharing Agreement.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule, form or other document (including any schedule or attachment thereto) filed or required to be filed with any Governmental Authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing that provides for the allocation, apportionment, sharing or assignment of any Liability for Taxes.

“Technology” means, collectively, all Software, hardware, tools, materials, specifications, processes, inventions, creations, improvements, designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third-Party Background IP” has the meaning set forth in the Rivian Background IP Agreements.

“Tools” means all development tools, analysis tools, auxiliary systems and other tools or systems required for the analysis, update capability, parameterization, application, hosting and integration of any Rivian Licensed Intellectual Property.

“Trade Compliance Laws” means any export control, economic and financial sanctions, import control, foreign investment, or other related Laws or trade embargoes imposed, administered or enforced from time to time by the United States, the United Nations Security Council, the European Union or any member state thereof and other applicable jurisdictions, including the U.S. Export Control Reform Act of 2018, and any economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Commerce Department or State Department (or any other agency of the U.S. government), any applicable customs or import Laws administered by the U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act) or any other similar Law of any relevant jurisdiction; “Compliance with Trade Compliance Laws” includes abiding by U.S. economic sanctions, embargoes and prohibitions on transactions or dealings involving Sanctioned Persons and Sanctioned Territories, including the prohibition on the transfer of commodities, materials, services, software and technology to, procurement from, or transit through U.S. sanctioned countries and regions (currently including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Trade Secrets” means trade secrets and other confidential information, know-how, and materials, including confidential drawings, prototypes, models, designs, manufacturing information, production information, processes, techniques, schematics, engineering information, and business methods, in each case, whether or not patentable or copyrightable.

“Transaction Documents” means this Agreement and each of the documents identified on Schedule 1.01(B).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, value added, recordation, stamp duty, stamp duty reserve, stamp duty land, registration, real property transfer and other such similar Taxes and fees (including any penalties and interest) incurred in connection with the execution of this Agreement or the consummation of any of the transactions required for the establishment of the Company as contemplated by, this Agreement, but excluding in each case any such amounts as are reclaimable or recoverable by the payor of such amounts.

“VW Associated Entities” means any VW Affiliate and any other Person in which VW and VW Affiliates either alone or collectively hold at least 35% ownership but excluding the Company.

“VW Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by VW to Rivian in connection with the execution of this Agreement.

“VW Entity” means VW and any of its Affiliates.

“VW Fundamental Representations” means the representations and warranties made by VW in Section 4.01, Section 4.02, Section 4.07 and Section 4.08.

“VW Contributed Employees” means the VW In-Scope Employees that are currently being employed by CARIAD SE or CARIAD, Inc. that the Company hires as contemplated by Section 5.03(a) in the period from the Closing to June 30, 2025.

“VW Contribution” means the contributions described in Section 2.02(a)(i), and the commitments pursuant to Section 5.03(a).

“VW In-Scope Employees” means the employees of VW and its Affiliates described on Schedule 1.01(D)(2).

“VW IP Representations” means the representations and warranties made by VW in Section 4.05.

“VW Material Adverse Effect” means a material adverse effect on VW’s ability to perform its obligations under this Agreement.

“VW Payment Amount” means an amount equal to $92,000,000.

“VW SDV Hub Concepts” has the meaning set forth in the SDV Hub Concepts and Documentation License Agreement.

“VW SDV Hub IP” has the meaning set forth in the SDV Hub Concepts and Documentation License Agreement.

“VW’s Actual Knowledge”, “Actual Knowledge of VW” or similar terms used in this Agreement means the actual, personal knowledge of the Persons identified on Schedule 1.01(A)(2) as of the date of this Agreement, without any obligation of inquiry.

“VW’s Knowledge,” “Knowledge of VW” or similar terms used in this Agreement means the actual knowledge of the Persons identified on Schedule 1.01(A)(2) as of the date of this Agreement after reasonable inquiry of their applicable direct reports set forth on Schedule 1.01(A)(4).

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“2024 Annual Bonus”	5.03(h)
[***]	[***]
“Accounting Referee”	6.03
[***]	[***]
“Allocation Statement”	6.03
“Background Patent License Agreement”	Recitals

Definition	Location
“Background Unregistered IP License Agreement”	Recitals
“Basket”	7.05(b)(i)
“Bonus Continuation Period”	5.03(h)
“Canadian Subsidiary”	Recitals
“Canadian Subsidiary Contribution”	2.02(b)(iv)
“Closing”	2.01
“Closing Date”	2.01
“Company”	Preamble
“Confidentiality Agreement”	5.01
“Covered Agreements”	7.07
“Current Cap”	7.05(b)(iii)B
“Data Incident”	3.05(o)
“Delayed Transfer Employee”	5.03(b)
“Development and Services Agreement”	Recitals
“Dispute”	8.13(a)
“Dispute Notice”	8.13(a)
“E/E Architecture Source Code”	5.13
“German Subsidiary”	Recitals
“ICC Rules”	8.13(c)
“Indemnity Response Period”	7.06(a)
“Interests”	2.02(b)(ii)
“Loss”	7.02(a)
“Malicious Code”	3.05(l)(ii)
“Material Contracts”	3.08(a)
“Material IP Contract Consent”	5.11
“Max Cap”	7.05(b)(iii)I
“Parties” or “Party”	Preamble
“Priority Measures”	Schedule 5.04
“Reentry Notice”	5.05(g)(i)
“Rivian”	Preamble
“Rivian Background IP Agreements”	Recitals
“Rivian Canada”	2.06(b)
“Rivian Canadian Payment”	2.02(b)(iv)
“Rivian Cash Contribution”	2.02(a)(ii)D
“Rivian Contribution”	2.02(a)(ii)D
“Rivian In-Licensed Intellectual Property”	3.05(m)
“Rivian Indemnified Party”	7.03(a)
“Rivian IP In-License”	3.05(m)
“Rivian Retained Asset”	5.02(c)
“Rivian Serbia”	2.02(b)(iv)
“Rivian Serbian Payment”	2.02(b)(iv)
“Rivian SPV”	Recitals
“SalesCo”	5.05(a)(i)
“SalesCo Antitrust Approvals”	5.05(b)(i)
“SalesCo CEOs”	5.05(c)

Definition	Location
“SalesCo Failure Event”	5.05(e)
“SalesCo Failure Notice”	5.05(f)
“SalesCo LLCA”	5.05(a)(ii)
“SalesCo Winddown”	5.05(f)
“SDV Hub Concepts and Documentation License Agreement”	Recitals
“Section 5.05 Breach”	5.05(e)(i)
“Serbian Subsidiary”	Recitals
“Serbian Subsidiary Contribution”	2.02(b)(iv)
“Shares”	5.03(h)
“Source Code Segregation”	5.14(a)
[***]	[***]
“Third Party Business”	5.05(a)(i)
“Third Party Business Customers”	5.05(a)(i)
“Third-Party Claim”	7.06(b)
“Third Party Development”	5.05(a)(i)
“Visa Application”	5.03(d)
“VW”	Preamble
“VW AG”	Preamble
“VW Contributed Subsidiaries”	4.01
“VW Indemnified Party”	7.02(a)
“VW Skateboard/Chassis Business”	5.05(a)(i)
“VW SPV”	Recitals
“VW SPV 2”	Recitals

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) a reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof;

(iii) a reference to any Law means such Law as amended and in effect from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder;

(iv) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(vi) the word “or” is not exclusive unless expressly indicated otherwise;

(vii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(viii) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(ix) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to VW, material that has been posted in a “data room” (virtual or otherwise) established by Rivian or its Affiliates (including in an electronic data room available at https://login.global.datasite.com) at least two (2) Business Days prior to the date hereof;

(x) references to “day” or “days” are to calendar days;

(xi) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(xii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(xiii) whenever words of one gender are used in this Agreement, they are deemed to include the other gender;

(xiv) references to a Person are also to its successors and permitted assigns;

(xv) the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents, and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents;

(xvi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and

(xvii) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

CLOSING

SECTION 2.01. Closing. Subject to the terms and conditions of this Agreement, the implementation of the transactions contemplated by this Agreement (the “Closing”) shall be effected by the exchange of documents and signatures by electronic transmission or, if the Parties otherwise agree, such Closing shall be held at the offices of Linklaters LLP, 1290 Avenue of the Americas, New York, New York one (1) calendar day after the date hereof; provided, that if the Closing does not occur on such date, then the Parties shall cause the Closing to occur promptly thereafter (the date on which the Closing occurs being “Closing Date”).

SECTION 2.02. Closing Actions. Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the following transactions to occur:

(a) at the Closing (or in the case of Section 2.02(a)(ii)A and Section 2.02(a)(ii)B, prior to the Closing), among other things, and pursuant to the Local Conveyances, as applicable:

(i) VW shall, or shall cause its Affiliates to:

A.	contribute all of its membership interests in VW SPV 2 to the Company, with VW SPV 2 becoming a wholly-owned subsidiary of the Company; and

B.	contribute the VW Payment Amount to the Company; and

C.	effect the amendment and restatement of VW SPV’s limited liability company agreement in the form attached hereto as Exhibit F.

(ii) Rivian shall, or shall cause its Affiliates on its behalf to:

A.

permit the Company to employ each Closing Transfer Employee located in the United States, waive or otherwise relinquish any and all rights at law or in equity to object to the hiring of any or all of such Closing Transfer Employees by the Company, and otherwise transfer the employment of each such Closing Transfer Employee to the Company, and provide to VW documents evidencing such actions;

B.

permit the Canadian Subsidiary to employ each Closing Transfer Employee located in Canada, waive or otherwise relinquish any and all rights at law or in equity to object to the hiring of any or all of such Closing Transfer Employees by the Canadian Subsidiary, in exchange for the Rivian Canadian Payment, and otherwise transfer the employment of each such Closing Transfer Employee to the Canadian Subsidiary, and provide to VW documents evidencing such actions;

C.	contribute to the Company the Rivian Contributed Assets free and clear of all Encumbrances;

D.

contribute an amount equal to $30,000,000 to the Company currently intended to be used for working capital of the Company (the “Rivian Cash Contribution”, and together with the actions described in Sections 2.02(a)(ii)(A) and (C), the “Rivian Contribution”);

E.	pay an amount equal to $[***] to VW AG as required under the SDV Hub Concepts and Documentation License Agreement; and

F.

effect the amendment and restatement of (1) the Company’s limited liability company agreement in the form of the LLCA, and (2) Rivian SPV’s limited liability company agreement in the form attached hereto as Exhibit E.

(b) At the Closing (or, with respect to payments of cash, promptly following the Closing), the Company shall, or shall cause its Affiliates on its behalf to, among other things, and pursuant to the Local Conveyances, as applicable:

(i) issue to Rivian SPV an amount of Membership Units (as defined in the LLCA) such that immediately after the issuances contemplated under this Section 2.02(b)(i) and Section 2.02(b)(ii), VW SPV shall own fifty percent (50%) of the Company’s Membership Units, and Rivian SPV shall own fifty percent (50%) of the Company’s Membership Units;

(ii) issue to VW SPV an amount of Membership Units (the “Interests”) such that, immediately after the issuances contemplated under Section 2.02(b)(i) and this Section 2.02(b)(ii), VW SPV shall own fifty percent (50%) of the Company’s Membership Units, and Rivian SPV shall own fifty percent (50%) of the Company’s Membership Units;

(iii) pay to Rivian SPV $[***] in respect of the employment of the persons described in Section 2.02(a)(ii)A;

(iv)  first, retain an aggregate amount of $[***] for (A) a future contribution to the Canadian Subsidiary in the amount required to enable the Canadian Subsidiary to make the payment to Rivian Canada that is required by it pursuant to the Local Conveyances (the “Rivian Canadian Payment”) (with such contribution being the “Canadian Subsidiary Contribution”) and (B) a future contribution to the Serbian Subsidiary in the amount required to enable the Serbian Subsidiary to make the payment to Rivian SE Europe d.o.o. Beograd – Novi Beograd (“Rivian Serbia”) required by it pursuant to the Local Conveyances (the “Rivian Serbian Payment”) (with such contribution being the “Serbian Subsidiary Contribution”), and second upon final determination by Rivian of the exact amounts required for the purposes described in the foregoing clauses (A) and (B), distribute an amount equal to $[***] less the total of the amounts required by clauses (A) and (B) to Rivian SPV or its designated Affiliates; and

(v) pay an amount equal to $[***], on behalf of the Company’s German Subsidiary, to VW AG in exchange for VW’s commitments pursuant to Section 5.03(a).

SECTION 2.03. Closing Deliveries by Rivian. At the Closing, Rivian shall deliver or cause to be delivered:

(a) to the Company, the Rivian Cash Contribution;

(b) to VW, executed counterparts of each Transaction Document to which a Rivian Entity or the Company is a party;

(c) to VW, Internal Revenue Service Form W-9s, duly executed by each of Rivian Automotive, LLC and Rivian IP Holdings, LLC;

(d) to the Company, an amount equal to $[***] owed by Rivian as of the Closing pursuant to Section 21.2.4(i) of the Development and Services Agreement;

(e) to VW AG, an amount equal to $[***] in exchange for VW AG’s commitments pursuant to Section 5.1 of the SDV Hub Concepts and Documentation License Agreement; and

(f) to VW, documents (other than Local Conveyances) entered into in connection with implementation of the employee transfers described in Section 2.02(a)(ii).

SECTION 2.04. Closing Deliveries by VW. At the Closing, VW shall deliver, or cause to be delivered:

(a) to the Company, the VW Payment Amount;

(b) to Rivian, executed counterparts of each Transaction Document to which a VW Entity is a party; and

(c) to Rivian, (i) an Internal Revenue Service Form W-9, duly executed by VW, and (ii) an Internal Revenue Service Form W-8 BEN, duly executed by VW AG.

SECTION 2.05. Closing Deliveries by VW AG. At the Closing, VW AG shall deliver, or cause to be delivered:

(a) to the Company, an amount equal to $[***] owed by VW AG as of the Closing pursuant to Section 21.2.4(i) of the Development and Services Agreement;

(b) to Rivian Automotive LLC, an amount equal to $[***] owed by VW AG as of the Closing pursuant to Section 4.1 of the Background Unregistered IP License Agreement; and

(c) to Rivian IP Holdings, LLC, an amount equal to $[***] owed by VW AG as of the Closing pursuant to Section 6.1 of the Background Patent License Agreement.

SECTION 2.06. Post-Closing Actions. Upon the terms and subject to the conditions of this Agreement, the Parties shall cause each of the following transactions to occur pursuant to the Local Conveyances, after the Closing:

(a) Promptly following, and in any event no later than three (3) Business Days after, the determination by Rivian of the amount of the Serbian Subsidiary Contribution, and employment by the Serbian Subsidiary of each Rivian In-Scope Employee located in Serbia who is currently employed by Rivian Serbia, the Company shall, on behalf of the Serbian Subsidiary (as a contribution to such Serbian Subsidiary), pursuant to the Local Conveyances, make a payment to Rivian Serbia in an amount equal to the Rivian Serbian Payment.

(b) Promptly following, and in any event no later than three (3) Business Days after, the determination by Rivian of the amount of the Canadian Subsidiary Contribution, the Company shall, on behalf of the Canadian Subsidiary (as a contribution to such Canadian Subsidiary), pursuant to the Local Conveyances, make a payment to Rivian Automotive Canada, Inc. (“Rivian Canada”) in an amount equal to the Rivian Canadian Payment.

(c) Promptly following the Closing, the Parties shall cause VW SPV 2 to merge with and into the Company, with the Company surviving the merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF RIVIAN

Rivian hereby represents and warrants to VW, subject to such exceptions as are disclosed in the Rivian Disclosure Schedule (it being agreed that disclosure of any item in any schedule, section or subsection of the Rivian Disclosure Schedule shall be deemed disclosure with respect to any other schedule, section or subsection of such Rivian Disclosure Schedule to the extent that the relevance of such item is reasonably apparent on its face), as follows:

SECTION 3.01. Organization, Authority and Qualification of Rivian; Interests. Rivian (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, USA, and (b) has all necessary corporate power and authority to (i) enter into this Agreement and each of the other Transaction Documents to which it is a party, (ii) carry out its obligations hereunder and thereunder, (iii) consummate the transactions contemplated hereby and thereby, (iv) own, lease, operate or otherwise hold its properties and assets, and (v) conduct its business as it is now being conducted, except as would not have a Rivian Material Adverse Effect. Each other Rivian Entity that will be a party to a Transaction Document (x) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation (to the extent that such concept is applicable) and (y) has all necessary organizational power and authority to (i) enter into the Transaction Documents to which it will be a party, (ii) carry out its obligations thereunder, (iii) consummate the transactions contemplated thereby, (iv) own, lease, operate or otherwise hold its properties and assets, and (v) conduct its business as it is now being conducted, except in the case of the foregoing clauses (y)(iv) and (v), as would not have a Rivian Material Adverse Effect. The execution and delivery by Rivian of this Agreement and the execution of the applicable Rivian Entities to each of the other Transaction Documents to which a Rivian Entity will be a party, the performance by Rivian and the other Rivian Entities of its obligations hereunder and thereunder and the consummation by Rivian and the other Rivian Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the applicable Rivian Entities. No other proceeding on the part of Rivian or any other Rivian Entity is necessary to approve and authorize the execution and delivery of this Agreement or any other Transaction Document to which a Rivian Entity is a party, by a Rivian Entity and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by Rivian and the other Rivian Entities party thereto, as applicable, and, assuming due authorization, execution and delivery by VW and the other VW Entities, as applicable, each of this Agreement and the other Transaction Documents constitutes a legal, valid and binding obligation of Rivian or other Rivian Entities, enforceable against Rivian or other Rivian Entities in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Prior to the Closing, Rivian SPV is the sole member of the Company, and the Company is the owner 100% of the issued and outstanding capital stock of the Canadian Subsidiary. Except for the rights of VW SPV to acquire the Interests under this Agreement, as of the Closing, there are no outstanding (a) securities of the Company that are convertible into, or exchangeable for, at any time, membership interests of the Company, or (b) options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from the Company, or obligations of the Company to issue, or any other commitments of any character whatsoever relating to, or any membership interests, rights or securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for or purchase, any membership interests of the Company, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional membership interests of the Company or options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from the Company or any other commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, or evidencing the right to subscribe for or purchase, any membership interests of the Company, or repurchase, redeem or otherwise acquire any membership interests of the Company. As of the Closing, there are no outstanding or promised appreciation rights, phantom equity or similar rights that are valued in whole or in part in reference to the Company or any membership interests of the Company. As of the Closing, there are no outstanding (a) securities of the Canadian Subsidiary that are convertible into, or exchangeable for, at any time, shares of capital stock of the Canadian Subsidiary, or (b) options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from the Canadian Subsidiary, or obligations of the Canadian Subsidiary to issue, or any other commitments of any character whatsoever relating to, or any capital stock, rights or securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for or purchase, any shares of capital stock of the Canadian Subsidiary, or Contracts, commitments, understandings or arrangements, by which the Canadian Subsidiary is or may become bound to issue additional capital stock of the Canadian Subsidiary or options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from the Canadian Subsidiary or any other commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, or evidencing the right to subscribe for or purchase, any shares of capital stock of the Canadian Subsidiary, or repurchase, redeem or otherwise acquire any shares of capital stock of the Canadian Subsidiary. As of the Closing, there are no outstanding or promised appreciation rights, phantom equity or similar rights that are valued in whole or in part in reference to the Canadian Subsidiary or any capital stock of the Canadian Subsidiary.

SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 below or set forth in Section 3.03 of the Rivian Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.03 below or in Section 3.03 of the Rivian Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to VW or its Affiliates, the execution, delivery and performance by Rivian and other Rivian Entities, as applicable, of this Agreement and the other Transaction Documents, do not (a) violate, conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Rivian or such other applicable Rivian Entity, (b) conflict with, or violate, any Law or Governmental Order applicable to Rivian or such other applicable Rivian Entity, (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract to which Rivian or such other applicable Rivian Entity is a party, or (d) result in the creation or imposition of any Encumbrance on the Rivian Contributed Assets other than Permitted Encumbrances, except, in the case of clauses (b), (c) and (d), as would not have a Rivian Material Adverse Effect.

SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance by Rivian of this Agreement does not, and by the Rivian Entities of the other Transaction Documents will not, require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, any applicable Antitrust Laws, foreign investment Laws and national security Laws, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Rivian Material Adverse Effect, or (c) as a result of any facts or circumstances relating to any VW Entity. As of the date of this Agreement, the Rivian Entities (i) do not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” as defined in 31 CFR § 800.215, (ii) do not perform any functions relating to “covered investment critical infrastructure” set forth in column 2 of Appendix A to 31 CFR Part 800, (iii) have not, at any point during the twelve (12) months preceding the date of this Agreement, maintained or collected “identifiable data” (as defined in 31 CFR § 800.226) within one (1) or more categories described in 31 CFR § 800.241(a)(1)(ii) on greater than one (1) million individuals, and (iv) do not have a demonstrated business objective to maintain or collect, directly or indirectly, “identifiable data” (as defined in 31 CFR § 800.226) within one (1) or more categories described in 31 CFR § 800.241(a)(1)(ii).

SECTION 3.04. Properties and Assets.

(a) Each Rivian Entity has good and marketable title to all real property and personal property owned by it that is material to the Rivian In-Scope Operations, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Any real property and buildings held under lease by any Rivian Entity transferred or subleased to the Company as of the date hereof are held by each such Rivian Entity under valid, subsisting and, to Rivian’s Knowledge, enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Rivian Entities, taken as a whole.

(b) The Rivian Entities are the record and beneficial owners of all of the Rivian Contributed Assets, free and clear of all Encumbrances except Permitted Encumbrances. The Rivian Contributed Assets that are tangible personal property are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

(c) The Rivian Contributed Assets, together with the Rivian In-Scope Employees, the services and assets to be provided and the licenses and rights to be granted under the Transaction Documents, in the aggregate, constitute all of the assets and employees necessary for the Company to conduct, in all material respects, the Rivian In-Scope Operations immediately after the Closing in the same manner as conducted by the Rivian Entities immediately prior to Closing.

SECTION 3.05. Intellectual Property; Open Source Software.

(a) Section 3.05(a) of the Rivian Disclosure Schedule sets forth a true and complete list of all Registered Rivian Licensed Intellectual Property as of the date of this Agreement, including for each item, true and complete, in all material respects, details, as applicable, of the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, registration or application date, and current status. All filings, payments and other actions required to be made or taken by any Rivian Entity to maintain registration, prosecution and/or maintenance of such Registered Rivian Licensed Intellectual Property have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications. The Rivian Entities have complied with all other material procedural requirements of the United States Patent and Trademark Office and any relevant foreign Intellectual Property Rights office to maintain the validity of such Registered Rivian Licensed Intellectual Property, including properly identifying inventors on all patents, filing all necessary and applicable affidavits of inventorship, ownership, use and continuing use and other filings in a timely manner.

(b) To the extent any Rivian Licensed Intellectual Property is owned by an Affiliate of Rivian, Rivian has the requisite right and authority to grant (and there are no restrictions on the ability of any Rivian Entity to grant) the licenses and other rights under such Intellectual Property Rights, as provided for under the Transaction Documents (including the licenses under Rivian Licensed Intellectual Property and use of Climbtech 1+2 Technology pursuant to the Rivian Background IP Agreements). In respect of the Rivian In-Licensed Intellectual Property, where Rivian does not have the right to grant sublicenses under, or assign, the relevant Rivian IP In-Licenses to the Company in accordance with the Transaction Documents, Rivian has accurately and adequately disclosed all such Rivian IP In-Licenses and whether each such Rivian IP In-License is non-sublicensable and/or non-assignable. Immediately prior to the Closing Date, a Rivian Entity owns or has a valid license to all Intellectual Property Rights reasonably necessary to the conduct the Rivian In-Scope Operations (provided that, for clarity, the foregoing does not constitute a representation or warranty with respect to infringement of any third party’s Intellectual Property Rights, which is addressed solely in subsection (d)). The Rivian Licensed Intellectual Property, together with (i) the Rivian In-Licensed Intellectual Property and (ii) the [***] IP (from the [***] Completion Date), constitutes all material Intellectual Property Rights necessary for the conduct of the Rivian In-Scope Operations in substantially the same manner as conducted by Rivian immediately prior to the Closing Date. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will provide the Company with the right to use the Rivian Licensed Intellectual Property in all material respects as used by the Rivian Entities in relation to the Rivian In-Scope Operations immediately prior thereto, subject to the limitations and restrictions set forth in the Transaction Documents. The Rivian Licensed Intellectual Property is subsisting and enforceable and, to Rivian’s Knowledge, valid.

(c) There is no pending or, to Rivian’s Knowledge, threatened Action challenging the validity, scope, ownership or enforceability of any Rivian Licensed Intellectual Property (other than ordinary course proceedings related to the prosecution or maintenance of any item of Intellectual Property Rights) and, none of the Rivian Licensed Intellectual Property is subject to any Governmental Order adversely affecting the use thereof or rights thereto by or of any Rivian Entity. To Rivian’s Knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any material Rivian Licensed Intellectual Property.

(d) The Climbtech 1+2 Technology (in the form existing as of the date hereof without modification and without combination with any other software or other technology or materials) does not infringe or misappropriate any third party’s Intellectual Property Rights.

(e) A Rivian Entity is the sole and exclusive owner of each item of the Rivian Licensed Intellectual Property, free and clear of any Encumbrances.

(f)

(i)

The conduct of the Rivian In-Scope Operations as currently conducted by the Rivian Entities immediately prior to the Closing does not infringe or misappropriate, and in the past three (3) years has not infringed or misappropriated, any third party’s Intellectual

Property Rights; provided, that the foregoing representation shall not apply to the conduct of any Rivian In-Scope Operations infringing or misappropriating any Standard Essential Patent.

(ii)

Except as set forth in Section 3.05(f) of the Rivian Disclosure Schedule, no Rivian Entity has received any cease and desist letter or offer to take a license or any notice alleging that the Rivian In-Scope Operations infringe or misappropriate any third party’s Intellectual Property Rights. There are no restrictions on the ability of Rivian to grant the non-exclusive licenses under Rivian Licensed Intellectual Property expressly granted to the Company and VW in the applicable Transaction Documents.

(g) Each of the Rivian Entities has taken all reasonably necessary steps to protect and maintain any material Trade Secrets owned by the Rivian Entities and included in the Rivian Licensed Intellectual Property or otherwise used by or held for use by the Rivian In-Scope Operations, including requiring all current and former employees and other Persons provided with access to such Trade Secrets to execute written agreements that contain confidentiality provisions, and to the Knowledge of Rivian, there have been no unauthorized uses or disclosures of any such Trade Secrets. All current and former employees and independent contractors and other Persons who contributed to or are engaged for the development or creation of any material Intellectual Property Rights that protect or are embodied in, or are necessary for the use of, the Climbtech 1+2 Technology and [***] IP (as of the [***] Completion Date) and were developed or created for or on behalf of a Rivian Entity have executed and delivered to the applicable Rivian Entity a valid and enforceable written contract containing a valid assignment of all of such Person’s respective right, title and interest in and to such Intellectual Property Rights, except where ownership of Intellectual Property Rights in such development or creation would vest exclusively in the applicable Rivian Entity by operation of Law. To the Knowledge of Rivian, none of the activities of the employees of any Rivian Entity within the scope of any Rivian Entities’ business violates any agreement or arrangement which any such employees have with former employers.

(h) No government funding was used, nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Rivian Licensed Intellectual Property.

(i) No Source Code of any Rivian Software has been disclosed, escrowed or made available to or for any third Person (except to a Rivian Affiliate and Rivian’s and their employees and contractors involved in the development of the Rivian Software under a duty of confidentiality) and no other Person has a copy of the Source Code of any Rivian Software or any portion thereof. To the Knowledge of Rivian, no Person has gained unauthorized access to any Rivian Software. No Person has used the Source Code of any Rivian Software in a manner not authorized by Rivian. Neither this Agreement, nor the transactions contemplated hereby will result in (i) any third Person other than the SalesCo and Rivian Affiliates being granted rights or access to, or the placement in or release from escrow, of any Source Code for any Rivian Software, or (ii) Rivian granting to any third Person other than the SalesCo and Rivian Affiliates any right, title or interest to or with respect to any Rivian Software. Rivian possesses a current and complete copy of the Source Code to all the Rivian Software. Rivian has in place and complies with adequate protocols and procedures reasonably designed to protect the Source Code of Rivian Software from disclosure to unauthorized Persons, including maintaining a secure Source Code repository, and has in place and complies with procedures for tracking access to, development and use of Rivian Software by its own personnel and any other Person. The Rivian Entities have used industry standard measures to develop, operate, maintain and update the Rivian Software (provided that the foregoing does not constitute a representation or warranty with respect to any lack of defects or Malicious Code, which is addressed solely in subsection (l)).

(j) Section 3.05(j) of the Rivian Disclosure Schedule sets out a true and complete list of all (i) Open Source Software that are used in the Rivian In-Scope Operations, and (ii) copyright notices and license terms required to be adhered to by Rivian in connection with such Open Source Software, as well as copies of all such notices and license terms. Each Rivian Entity uses and has used all Open Source Software in the Rivian Software in compliance with all license terms applicable to such Open Source Software. No Rivian Entity embeds, links to, uses or distributes or has embedded, linked to, used or distributed any such Open Source Software in any manner that requires, with respect to Rivian Software that is licensed, distributed or made available to any third party: (x) any Rivian Entity to permit reverse engineering of such Rivian Software, (y) that such Rivian Software be (i) disclosed or distributed in Source Code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributed at no charge or (z) the grant to any third Person of any rights or immunities under any Intellectual Property Rights in the Rivian Software. The consummation of the transactions contemplated by the Transaction Documents will not trigger any of the events set out at clauses (x) to (z) above.

(k) The IT Systems included in the Rivian Contributed Assets are owned, leased, licensed by or otherwise validly used pursuant to a written agreement with a Rivian Entity that is in full force and effect; and in relation to all such material agreements relating to the IT Systems, neither entering into, nor compliance with, nor contemplation of this Agreement, will entitle a party to terminate it, vary it and/or make a claim. In all material respects, the IT Systems included in the Rivian Contributed Assets or provided under the Transaction Documents are adequate for, and operate and perform as required in connection with, the Rivian In-Scope Operations as currently conducted.

(l) The Rivian Software used by Rivian for the operation of Rivian vehicles as of the Closing Date is free from:

(i) Material Defects (other than Material Defects that have been remedied and that did not, individually or in the aggregate, cause any Rivian Entity or any customer of a Rivian Entity to suffer any material harm); and

(ii) unauthorized malware, contaminants, viruses, “trojan horses,” worms, time bombs, malware, spyware, or malicious code, software routines or hardware components, or other software, malicious device or code designed to cause or permit unauthorized access to, or disruption, impairment, disablement, damage or destruction of, Software, hardware, IT System or Data or the normal and authorized operation of any of the foregoing (“Malicious Code”).

(m) Section 3.05(m) of the Rivian Disclosure Schedule sets forth a true and complete list of all Contracts under which any third-party Intellectual Property Rights (excluding Open Source Software) reasonably necessary to conduct the Rivian In-Scope Operations (excluding commercially available administrative and back-office software) are in-licensed to Rivian or any Rivian Entity (the “Rivian In-Licensed Intellectual Property”). Each such Contract (each, a “Rivian IP In-License”), which is material, is valid and binding on the applicable Rivian Entity and, to the Knowledge of Rivian, the counterparty thereto, and is in full force and effect, and no Rivian Entity, nor, to the Knowledge of Rivian, any other party thereto, is in material breach of, or material default under, any Rivian IP In-License.

(n) Except as would not have a Rivian Material Adverse Effect, (i) each Rivian Entity has complied and is presently in compliance with, in all material respects, all applicable requirements of the Data Privacy and Security Obligations, (ii) Rivian has not received any notification of or complaint alleging non-compliance with any Data Privacy and Security Obligations, and (iii) there is no Action by or before any Governmental Authority pending or, to Rivian’s Knowledge, threatened alleging non-compliance with any Data Privacy and Security Obligations.

(o) In the last three (3) years, the Rivian Entities, to the extent related to Rivian Software, the IT Systems and the operations of the Rivian In-Scope Operations, have not suffered a Data Incident that required notification to a Governmental Authority or Person, or otherwise had a Rivian Material Adverse Effect. Each Rivian Entity has taken commercially reasonable technical and organizational measures designed to protect the confidentiality, integrity, and security of IT Systems and Data used directly or indirectly in connection with the operation of the Rivian In-Scope Operations. Without limiting the foregoing, each Rivian Entity has taken reasonable steps to establish and maintain, and has established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures in line with industry standards, that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any IT System or Data used directly or indirectly in connection with the operation of the Rivian In-Scope Operations (a “Data Incident”) in each case at least in accordance with its Data Privacy and Security Obligations. Except as would not have a Rivian Material Adverse Effect, the Rivian Entities regularly test the effectiveness of their physical, organizational, and technical data safeguards and promptly remediate any material vulnerabilities identified. Except as would not have a Rivian Material Adverse Effect, in the last three (3) years, there have been no failures or other adverse events affecting any of the IT Systems.

SECTION 3.06. Employee and Labor Matters.

(a) On or prior to the date hereof, Rivian has caused (i) Rivian Automotive, LLC to transfer to the Company the employment of each Closing Transfer Employee located in the United States, and (ii) Rivian Automotive Canada, Inc. to transfer to the Canadian Subsidiary the employment of each Closing Transfer Employee located in Canada. Immediately after the completion of the transfers of employment set forth in (i) and (ii) of the preceding sentence of this Section 3.06(a), none of the Closing Transfer Employees (except the Dual Role Employees (as defined in the Information Sharing Agreement)) will be employed by any Rivian Entity other than a Company Employer, and, in each case, Rivian has provided to VW documents evidencing such transfer.

(b) As of the date of this Agreement, Schedule 1.01(D)(1) sets forth an accurate and complete list of each Rivian In-Scope Employee (including all Closing Transfer Employees), including name, current business title, country, current Rivian organization, and employee type.

(c) Except as required by applicable Law or as set forth in Section 3.06(c) of the Rivian Disclosure Schedule, neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will (i) result in any material payment becoming due to any Rivian In-Scope Employee (including any Closing Transfer Employee), (ii) materially increase any compensation or benefits otherwise payable to any Rivian In-Scope Employee (including any Closing Transfer Employee), (iii) result in any severance or material increase in severance pay upon any termination of employment of a Rivian In-Scope Employee (including any Closing Transfer Employee) after the date of this Agreement, or (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits due or payable to any Rivian In-Scope Employee (including any Closing Transfer Employee).

(d) No Rivian In-Scope Employee (including any Closing Transfer Employee) is covered by a collective bargaining agreement or other labor-related agreement with, or otherwise represented by, a labor union, trade union, works council, staff association or other employee representative body with respect to their employment by any Rivian Entity.

(e) There are, and for the past three (3) years have been, no strikes, organized work slowdowns, lockouts, organized work stoppages or picketing pending or, to the Knowledge of Rivian, threatened against any Rivian Entity by any Rivian In-Scope Employee, in each case, that would have Rivian Material Adverse Effect. To the Knowledge of Rivian, no claim, complaint, charge, audit or investigation by a Governmental Authority for a violation by any Rivian Entity with respect to hours worked and payments made to the Rivian In-Scope Employees of any such Rivian Entity or violation of any other applicable Law dealing with such matters has been made or initiated, in each case, that would have a Rivian Material Adverse Effect.

(f) No Rivian In-Scope Employee (including any Closing Transfer Employee) has pending or, to the Knowledge of Rivian, threatened any Action against a Rivian Entity that is unresolved.

(g) Except as would not have a Rivian Material Adverse Effect, to the extent required by applicable Law, a Rivian Entity has collected and maintained all necessary and applicable immigration and work documents, including employment visas, work permits and residence permits, required for (i) each Rivian In-Scope Employee to be employed in the relevant jurisdiction, and (ii) for each Closing Transfer Employee to, at or prior to Closing, transfer to the Company and be a Company Employee and not employed by a Rivian Entity (other than a Company Employer) after the Closing Date.

(h) To the Knowledge of Rivian, no Rivian In-Scope Employee (including any Closing Transfer Employee) is in violation in any material respect of any non-competition, non-solicitation, restrictive covenant, non-disclosure, or intellectual property agreement with any third party in connection with such Rivian In-Scope Employee’s employment by a Rivian Entity.

(i) Each Rivian Entity is, and for the past three (3) years has been, in material compliance with all applicable Laws relating to any Rivian In-Scope Employees (including any Closing Transfer Employee) respecting labor, employment and employment practices, including to Laws relating to the hiring, promotion, assignment and termination of employees; service provider classification (both with respect to independent contractor versus employee classification, as well as exemptions from overtime); discrimination; harassment; retaliation; fair pay; equal employment opportunities; disability; labor relations; wages and hours; applicable wage and hour laws; hours of work; immigration; work permits, visas, or authorization; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; privacy; data privacy and data protection; any applicable traditional labor obligations (including any applicable bargaining or notice requirements); and any applicable termination notice or severance obligations (including those under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar international, state or local Law).

SECTION 3.07. Taxes. Except as would not have a Rivian Material Adverse Effect:

(a) (i) All income and all other Tax Returns that are required to have been filed by or with respect to any Rivian Contributed Assets, the Company or the Canadian Subsidiary have been timely filed in accordance with applicable Law and such Tax Returns are true, correct and complete in all respects, and (ii) all Taxes imposed on or with respect to any Rivian Contributed Assets, the Company or the Canadian Subsidiary (whether or not shown as due on any Tax Return) have been timely paid in full.

(b) Each of the Company and the Canadian Subsidiary has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes, including with respect to payments (including in securities) made to any employee, independent contractor, creditor, stockholder, partner or other third party, and has, within the time and manner prescribed, withheld and paid to the appropriate Governmental Authority all amounts required to be withheld and paid over under all applicable Laws.

(c) There is no action, dispute, claim, investigation, proceeding or audit with respect to Taxes currently pending or threatened in writing against or with respect to any Rivian Contributed Assets, the Company or the Canadian Subsidiary.

(d) There are no currently effective waivers or comparable consents of any applicable statute of limitations with respect to, or extensions of the period of assessment of, any Taxes or Tax Return with respect to any Rivian Contributed Assets, the Company or the Canadian Subsidiary.

(e) There are no Tax liens on or with respect to any Rivian Contributed Assets, the Company or the Canadian Subsidiary, other than Permitted Encumbrances.

(f) No written claim has been received from any Governmental Authority in a jurisdiction where no Rivian Entity files Tax Returns that any Rivian Contributed Assets, the Company or the Canadian Subsidiary are, or may be, subject to taxation by that jurisdiction.

(g) Neither the Company nor the Canadian Subsidiary (i) is treated as a resident for Tax purposes in a jurisdiction other than the jurisdiction under the laws of which it is organized, or (ii) has a permanent establishment or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h) Neither the Company nor the Canadian Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(i) There are no active rulings from, or agreements with, any Governmental Authority with respect to Taxes that have been requested or received by, or with respect to, any Rivian Contributed Assets, the Company or the Canadian Subsidiary.

(j) Neither the Company nor the Canadian Subsidiary (i) is bound by any Tax Sharing Agreement, (ii) is or was a member of a consolidated group, combined, or unitary or affiliated Tax Return group (other than a member of a group that included Rivian), or (iii) is liable under any applicable law to pay to a Governmental Authority an amount in respect of a Tax liability which is the primary liability of another Person.

(k) Since its formation through immediately prior to Closing, the Company has been treated as an entity disregarded from its owner for U.S. federal income tax purposes.

SECTION 3.08. Material Contracts.

(a) Section 3.08 of the Rivian Disclosure Schedule lists each of the Contracts of the Rivian Entities that are included as Rivian Contributed Assets (such Contracts, together with all amendments, addendums, exhibits, schedules, and letter agreements thereto, being “Material Contracts”).

(b) Each Material Contract, prior to any transfer to the Company, is valid and binding on the applicable Rivian Entity and, to the Knowledge of Rivian, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No Rivian Entity, nor, to the Knowledge of Rivian, any other party thereto, is in material breach of, or material default under, any Material Contract to which it is a party, except as would not be material to the Rivian In-Scope Operations. No Rivian Entity has received written, or, to the Knowledge of Rivian, oral notice of termination, cancellation or non-renewal of any Material Contract. Rivian has made available to VW a copy of each Material Contract.

SECTION 3.09. Litigation.

(a) Except as would not have a Rivian Material Adverse Effect, there is no Action by or against Rivian or any other Rivian Entity pending or, to Rivian’s Knowledge, threatened in writing, before any Governmental Authority relating to the Rivian Contributed Assets.

(b) No Rivian Entity is subject to any Governmental Order, any outstanding injunction, writ judgment, order or decree of any arbitration tribunal or any settlement or similar agreement relating to the Rivian Contributed Assets.

SECTION 3.10. Compliance with Laws. The Rivian Entities are conducting the Rivian In-Scope Operations in compliance with all applicable Laws, except to the extent that any such non-compliance would not reasonably be expected to have a Rivian Material Adverse Effect. The Rivian Entities possess all material Permits necessary for the ownership and use of all of the assets necessary to conduct the Rivian In-Scope Operations, and the Rivian Entities are, in all material respects, in compliance with all terms and conditions of all such Permits and such Permits are in full force and effect. No Action is pending or, to the Knowledge of Rivian, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of Rivian to use any such Permits. No written notices have been received by any Rivian Entity from any Governmental Authority alleging a material violation of any such Permits.

SECTION 3.11. Solvency. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (a) Rivian will not be insolvent, (b) Rivian will not be left with unreasonably small capital, (c) Rivian will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature, and (d) the capital of Rivian will not be impaired.

SECTION 3.12. Brokers. Except as set forth on Section 3.12 of the Rivian Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Rivian.

SECTION 3.13. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Rivian in this Article III or in the other Transaction Documents, neither Rivian nor any other Person makes any express or implied representation or warranty regarding Rivian or any other Rivian Entity or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, and Rivian expressly disclaims any other representations or warranties and VW acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and neither VW nor any of its Affiliates, or their respective Representatives, has relied on and none are relying on any representations or warranties regarding Rivian or any other Rivian Entity or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties expressly set forth in this Article III or in the other Transaction Documents; provided that notwithstanding the foregoing provisions of this Section 3.13, nothing in this Section 3.13 shall limit VW’s remedies with respect to claims of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF VW

VW hereby represents and warrants to Rivian, subject to such exceptions as are disclosed in the VW Disclosure Schedule (it being agreed that disclosure of any item in any schedule, section or subsection of the VW Disclosure Schedule shall be deemed disclosure with respect to any other schedule, section or subsection of such VW Disclosure Schedule to the extent that the relevance of such item is reasonably apparent on its face), as follows:

SECTION 4.01. Organization, Authority and Qualification of VW. VW is a (a) corporation duly organized and validly existing under the laws of the State of Delaware, USA, and (b) has all necessary power and authority to (i) enter into this Agreement and each of the other Transaction Documents to which it is a party, (ii) carry out its obligations hereunder and thereunder, (iii) consummate the transactions contemplated hereby and thereby, (iv) own, lease, operate or otherwise hold its properties and assets, and (v) conduct its business as it is now being conducted, except in the case of the foregoing clauses (b)(iv) and (v), as would not have a VW Material Adverse Effect. Each other VW Entity that will be a party to a Transaction Document (x) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation (to the extent that such concept is applicable) and (y) has all necessary organizational power and authority to (i) enter into the Transaction Documents to which it will be a party, (ii) carry out its obligations thereunder, (iii) consummate the transactions contemplated thereby, (iv) own, lease, operate or otherwise hold its properties and assets, and (v) conduct its business as it is now being conducted, except in the case of the foregoing clauses (y)(iv) and (v), as would not have a VW Material Adverse Effect. The execution and delivery by VW of this Agreement and the execution of the applicable VW Entities to each of the other Transaction Documents to which a VW Entity will be a party, the performance by VW and the other VW Entities of its obligations hereunder and thereunder and the consummation by VW and the other VW Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the applicable VW Entities. No other proceeding on the part of VW or any other VW Entity is necessary to approve and authorize the execution and delivery of this Agreement or any other Transaction Document to which a VW Entity is a party, by a VW Entity and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents has been or will be duly executed and delivered by VW and the other VW Entities party thereto, as applicable, and, assuming due authorization, execution and delivery by Rivian and the other Rivian Entities, as applicable, each of this Agreement and the other Transaction Documents constitutes or will constitute a legal, valid and binding obligation of VW or other VW Entities, enforceable against VW or other VW Entities in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to, or affecting, creditors’ rights generally and subject to the effect of general principles of equity

(regardless of whether considered in a proceeding at law or in equity). As of the Closing, there are no outstanding (a) securities of VW SPV 2, the Serbian Subsidiary, or Rivian & VW Group Tech GmbH (collectively, the “VW Contributed Subsidiaries”) that are convertible into, or exchangeable for, at any time, equity interests of a VW Contributed Subsidiary, or (b) options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from a VW Contributed Subsidiary, or obligations of a VW Contributed Subsidiary to issue, or any other commitments of any character whatsoever relating to (excluding the merger contemplated in Section 2.06(c)), or any capital stock, rights or securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for or purchase, any equity interest of a VW Contributed Subsidiary, or Contracts, commitments, understandings or arrangements, by which a VW Contributed Subsidiary is or may become bound to issue additional equity interests a VW Contributed Subsidiary or options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, exchange rights, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, rights to acquire from a VW Contributed Subsidiary or any other commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, or evidencing the right to subscribe for or purchase, any equity interests of a VW Contributed Subsidiary, or repurchase, redeem or otherwise acquire any equity interests of a VW Contributed Subsidiary. As of the Closing, there are no outstanding or promised appreciation rights, phantom equity or similar rights that are valued in whole or in part in reference to a VW Contributed Subsidiary or any equity interests of a VW Contributed Subsidiary. Immediately following the VW Contribution, the Company will be the direct or indirect, as applicable, owner of 100% of the issued and outstanding equity interests of the VW Contributed Subsidiaries.

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 below or set forth in Section 4.03 of the VW Disclosure Schedule have been obtained, all filings and notifications listed in Section 4.03 below or in Section 4.03 of the VW Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Rivian or its Affiliates, the execution, delivery and performance by VW and other VW Entities, as applicable, of this Agreement and the other Transaction Documents, do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of VW or such other applicable VW Entity, (b) conflict with or violate any Law or Governmental Order applicable to VW or such other applicable VW Entity, or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which VW or any of its Affiliates is a party, except, in the case of clauses (b) and (c), as would not have a VW Material Adverse Effect.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by VW of this Agreement does not, and by the VW Entities of the other Transaction Documents will not, require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, any applicable Antitrust Laws, foreign investment Laws and national security Laws, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by VW of the transactions contemplated by this Agreement and the other Transaction Documents, or (c) as a result of any facts or circumstances relating to any Rivian Entity. No national or subnational governments of a single foreign state have, directly or indirectly, a “voting interest” (as defined in 31 CFR § 800.255) in VW of forty-nine percent (49%) or more.

SECTION 4.04. Employee and Labor Matters.

(a) Except as required by applicable Law, neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will (i) result in any material payment becoming due to any VW In-Scope Employee, (ii) materially increase any compensation or benefits otherwise payable to any VW In-Scope Employee, (iii) result in any severance or material increase in severance pay upon any termination of employment of a VW In-Scope Employee after the date of this Agreement, or (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits due or payable to any VW In-Scope Employee.

(b) No VW In-Scope Employee is covered by a collective bargaining agreement or other labor-related agreement with, or otherwise represented by, a labor union, trade union, works council, staff association or other employee representative body with respect to their employment by any VW Entity.

(c) There are, and for the past three (3) years (or, for any such VW Entity formed within the past three (3) years, since the date of its formation) have been, no strikes, organized work slowdowns, lockouts, organized work stoppages or picketing pending or, to the Knowledge of VW, threatened against any VW Entity by any VW In-Scope Employee, and in each case, that have a VW Material Adverse Effect. To the Knowledge of VW, no claim, complaint, charge, audit or investigation by a Governmental Authority for a violation by any VW Entity with respect to hours worked and payments made to the VW In-Scope Employees of any such VW Entity or violation of any other applicable Law dealing with such matters has been made or initiated, in each case, that would have a VW Material Adverse Effect.

(d) No VW In-Scope Employee has pending or, to the Knowledge of VW, threatened, any Action against any VW Entity that is unresolved.

(e) Except as would not have a VW Material Adverse Effect, to the extent required by applicable Law, a VW Entity has collected and maintained all necessary and applicable immigration and work documents, including employment visas, work permits and residence permits, required for each VW In-Scope Employee to be employed in the relevant jurisdiction.

(f) To the Knowledge of VW, no VW In-Scope Employee is in violation in any material respect of any non-competition, non-solicitation, restrictive covenant, non-disclosure, or intellectual property agreement with any third party in connection with such VW In-Scope Employee’s employment by a VW Entity.

(g) Each VW Entity is, and for the past three (3) years (or, for any such VW Entity formed within the past three (3) years, since the date of its formation) has been, in material compliance with all applicable Laws relating to any VW In-Scope Employees respecting labor, employment and employment practices, including to Laws relating to the hiring, promotion, assignment and termination of employees; service provider classification (both with respect to independent contractor versus employee classification, as well as exemptions from overtime); discrimination; harassment; retaliation; fair pay; equal employment opportunities; disability; labor relations; wages and hours; applicable wage and hour laws; hours of work; immigration; work permits, visas, or authorization; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; privacy; data privacy and data protection; any applicable traditional labor obligations (including any applicable bargaining or notice requirements); and any applicable termination notice or severance obligations (including those under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar international, state or local Law).

SECTION 4.05. Intellectual Property

(a) The VW SDV Hub Concepts and VW SDV Hub IP developed or created by the VW Contributed Employees as part of their employment with a VW Entity are solely and exclusive owned by such VW Entity, free and clear of any Encumbrances.

(b) VW has the requisite right and authority to grant the licenses, sublicenses, covenants and other rights under the VW SDV Hub Concepts and VW SDV Hub IP as provided for under the Transaction Documents.

(c) There is no pending or, to VW’s Knowledge, threatened Action challenging the ownership of any VW SDV Hub Concepts and VW SDV Hub IP and, none of the VW SDV Hub Concepts and VW SDV Hub IP is subject to any Governmental Order adversely affecting the use thereof or rights thereto by VW.

(d) The VW SDV Hub Concepts and VW SDV Hub IP (in each case in the form existing as of the date hereof without modification), do not infringe or misappropriate any third party’s Intellectual Property Rights. For avoidance of doubt, the foregoing representation does not extend to misappropriation or infringement of the Intellectual Property Rights of Rivian or any Rivian Affiliates.

(e) No VW Entity has received any cease and desist letter or offer to take a license or any notice alleging that the VW SDV Hub Concepts or VW SDV Hub IP infringes or misappropriates any third party’s Intellectual Property Rights. There are no restrictions on the ability of any VW Entity to grant the non-exclusive licenses expressly granted to the Company and Rivian in the applicable Transaction Documents.

(f) All current and former employees and independent contractors and other Persons who contributed to or were engaged in the development or creation of any material Intellectual Property Rights that are embodied in the VW SDV Hub Concepts and VW SDV Hub IP for or on behalf of a VW Entity have executed and delivered to the applicable VW Entity a valid and enforceable written contract containing a valid assignment of all of such Person’s respective right, title and interest in and to such Intellectual Property Rights, except where ownership of Intellectual Property Rights in such development or creation would vest exclusively in the applicable VW Entity by operation of Law.

SECTION 4.06. Taxes. Except as would not have a VW Material Adverse Effect:

(a) (i) All income and all other Tax Returns that are required to have been filed by or with respect to VW SPV 2, the German Subsidiary, and the Serbian Subsidiary have been timely filed in accordance with applicable Law and such Tax Returns are true, correct and complete in all respects, and (ii) all Taxes imposed on or with respect to VW SPV 2, the German Subsidiary, or the Serbian Subsidiary (whether or not shown as due on any Tax Return) have been timely paid in full.

(b) Each of VW SPV 2, the German Subsidiary, and the Serbian Subsidiary has complied in all respects with all applicable laws relating to the payment and withholding of Taxes, including with respect to payments (including in securities) made to any employee, independent contractor, creditor, stockholder, partner, or other third party, and has, within the time and manner prescribed, withheld and paid to the appropriate Governmental Authority all amounts required to be withheld and paid over under all applicable Laws.

(c) There is no action, dispute, claim, investigation, proceeding or audit with respect to Taxes currently pending or threatened in writing against or with respect to VW SPV 2, the German Subsidiary, or the Serbian Subsidiary.

(d) There are no currently effective waivers or comparable consents of any applicable statute of limitations with respect to, or extensions of the period of assessment of, any Taxes or Tax Return with respect to VW SPV 2, the German Subsidiary, or the Serbian Subsidiary.

(e) There are no Tax liens on or with respect to VW SPV 2, the German Subsidiary, or the Serbian Subsidiary, other than Permitted Encumbrances.

(f) No written claim has been received from any Governmental Authority in a jurisdiction where no VW Entity files Tax Returns that VW SPV 2, the German Subsidiary, or the Serbian Subsidiary are or may be subject to taxation by that jurisdiction.

(g) Neither VW SPV 2, the German Subsidiary, nor the Serbian Subsidiary (i) is treated as a resident for Tax purposes in a jurisdiction other than the jurisdiction under the laws of which it is organized or (ii) has a permanent establishment or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h) Neither VW SPV 2, the German Subsidiary, nor the Serbian Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(i) There are no active rulings from or agreements with any Governmental Authority with respect to Taxes that have been requested or received by or with respect to VW SPV 2, the German Subsidiary, or the Serbian Subsidiary.

(j) Neither VW SPV 2, the German Subsidiary, nor the Serbian Subsidiary (i) is bound by any Tax Sharing Agreement, (ii) is or was a member of a consolidated group, combined, or unitary or affiliated Tax Return group (other than a member of a group that included VW), or (iii) is liable under any applicable law to pay to a Governmental Authority an amount in respect of a Tax liability which is the primary liability of another Person.

SECTION 4.07. Solvency. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (a) VW will not be insolvent, (b) VW will not be left with unreasonably small capital, (c) VW will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature, and (d) the capital of VW will not be impaired.

SECTION 4.08. Brokers. Except for Goldman Sachs Bank Europe SE, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of VW.

SECTION 4.09. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by VW in this Article IV or in the other Transaction Documents, neither VW nor any other Person makes any express or implied representation or warranty regarding VW or any other VW Entity or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, and VW expressly disclaims any other representations or warranties and Rivian acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and neither Rivian nor any of its Affiliates, or their respective Representatives, has relied on and none are relying on any representations or warranties regarding VW or any other VW Entity or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties expressly set forth in this Article IV or in the other Transaction Documents; provided, that notwithstanding the foregoing provisions of this Section 4.09, nothing in this Section 4.09 shall limit Rivian’s remedies with respect to claims of fraud.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Confidentiality. The terms of the Confidentiality Agreement, dated November 23, 2023 (the “Confidentiality Agreement”), among VW AG, Rivian and the other parties thereto, are hereby incorporated herein by reference and shall apply to the Parties mutatis mutandis and shall continue in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement.

SECTION 5.02. Further Action.

(a) Except as otherwise provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including the obtaining of all necessary waivers, consents, approvals and authorizations from any third party.

(b) From time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by any other Party to make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(c) If after the Closing, (i) a Party discovers that a Rivian Entity owns or has rights to any asset that is (A) currently used in the Rivian In-Scope Operations and reasonably necessary for the conduct of the Rivian In-Scope Operations immediately after the Closing, (B) not held or owned by, licensed to, or leased to, the Company or any of its Subsidiaries, or in the case of Intellectual Property Rights, to VW, and (C) the benefit of which is not made available to the Company or its Subsidiaries, or in the case of Intellectual Property Rights, to VW, by another Transaction Document (each, a “Rivian Retained Asset”), and (ii) if the Parties had been aware of such Rivian Retained Asset on the date hereof, they would have agreed, acting in good faith, that such Rivian Retained Asset would have been contributed to the Company or its Subsidiaries, or in the case of Intellectual Property Rights, should be licensed to VW, then the Parties shall, discuss in good faith (in consultation with the Company’s Co-CEOs), whether the criteria set forth in subclauses (A) through (C) above have been met. If, after such good faith discussion, the Parties so agree, the Parties shall enter into an arrangement on customary terms pursuant to which such Rivian Retained Asset is transferred to, or the benefit associated with such Rivian Retained Asset is provided to the Company or its Subsidiaries, at no cost, or in the case of Intellectual Property Rights, such rights are granted to VW under the Rivian Background IP Agreements and made available to the Company or its Subsidiaries under the Transaction Documents. For clarity and without limitation of the generality of the foregoing, any granting or making available of rights with respect to Intellectual Property Rights owned by a third party will be subject to the applicable terms regarding sublicensing of third party Intellectual Property Rights under the Rivian Background IP Agreements. The foregoing provisions shall apply, mutatis mutandis, with respect to any rights to any asset that a Party discovers has been transferred to the Company or any of its Subsidiaries but in fact is not necessary for the conduct of the Rivian In-Scope Operations immediately after the Closing.

SECTION 5.03. Employee Matters.

(a) VW Employee Transfers. Except as otherwise provided in Section 5.03(b) or Section 5.03(e) of this Agreement and subject to the terms of the LLCA, VW shall permit the Company or its Subsidiaries (including the German Subsidiary) to solicit, interview and offer employment to any VW In-Scope Employee on terms and conditions otherwise consistent with this Section 5.03 and applicable Law, and hereby waives and otherwise relinquishes (on behalf of itself and the applicable employer of each VW In-Scope Employee) any and all rights at law or in equity to object to the hiring of any or all of such VW In-Scope Employees by the Company or its Subsidiaries.

(b) Delayed Transfer Employees. Notwithstanding Section 2.02(a)(ii), in the case of any Rivian In-Scope Employee who would have been a Closing Transfer Employee but for such employee’s leave of absence, whose employment the Parties mutually determine is impractical to transfer at the Closing Date (a “Delayed Transfer Employee”), Rivian shall use its reasonable efforts to cause the employment of such Delayed Transfer Employee to transfer to the Company or its applicable Subsidiary as soon as reasonably practicable following the Closing Date on terms and conditions otherwise consistent with this Section 5.03 and applicable Law; provided, however, that the Current Employer shall be responsible for all Liabilities related to any Delayed Transfer Employees until the transfer of employment of such Delayed Transfer Employees to the Company or its Subsidiary is effective.

(c) Equity Incentives. Any outstanding unvested stock awards granted before the Closing Date to Rivian In-Scope Employees shall continue to remain outstanding and vest following the Closing Date in accordance with the terms of such award, except that service with the Company shall be considered service with Rivian for purposes of such award.

(d) Employee Visas. The Parties shall procure that the applicable Current Employers and the applicable Company Employer, as applicable, shall cooperate with the applicable Company Employer in the preparation and submission (on an expedited or priority application basis) of all necessary documents required to transfer any visa, work permit, residence permit (and other immigration and/or employment documents required to employ the Rivian In-Scope Employees and base them in the relevant jurisdictions) (a “Visa Application”), if applicable, in respect of each Rivian In-Scope Employee requiring such work authorization such that such Rivian In-Scope Employee may commence employment with the Company following the Closing. Promptly after any such Rivian In-Scope Employees obtain requisite work authorization to commence employment with a Company Employer as contemplated in the foregoing sentence, Rivian shall use its reasonable efforts to cause such Rivian In-Scope Employee to become an employee of a Company Employer.

(e) Employee Leasing Agreements. After the Closing, any Rivian In-Scope Employee (except for the Rivian In-Scope Employees who are Delayed Transfer Employees) who would have been a Closing Transfer Employee but for such employee’s visa or work authorization status, and whose employment has not yet been transferred, or caused to be transferred, by Rivian to the Company, shall perform services to the Company pursuant to an Employee Leasing Agreement until the date that such Rivian In-Scope Employee (except for the Rivian In-Scope Employees who are Delayed Transfer Employees), commences employment with the applicable Company Employer.

(f) Employee Work Product. Rivian shall, or shall cause its Affiliates to, cause each Rivian In-Scope Employee, as a condition of such Rivian In-Scope Employee’s employment with the Company or its Subsidiaries, to enter into a Confidentiality and Work Product Assignment Agreement in favor of the Company and its Affiliates, in the form attached hereto at Schedule 5.03(F).

(g) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any current or former employee of a Party or any of its Affiliates, any Rivian In-Scope Employee, any VW In-Scope Employee, any Company Employee or any beneficiary or dependent of any of the foregoing any right (including any third-party beneficiary rights), benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Nothing contained in this Agreement (express or implied) is intended to create, amend or terminate any employee benefit or compensation plan or arrangement or confer upon any individual any right to employment or service for any period of time, or any right to a particular term or condition of employment or service. No current or former employee of any Current Employer or Company Employee, including any beneficiary or dependent thereof, or any permitted transferee or permitted assign thereof, shall be entitled to assert any claim against the Company, any Current Employer, or any of their respective Affiliates under this Article V.

(h) 2024 Bonuses. From the Closing Date until December 31, 2024 (the “Bonus Continuation Period”), Rivian shall, or cause its Affiliates with respect to the Rivian In-Scope Employees to provide to each Company Employee who remains employed by the Company or its Affiliates during the Bonus Continuation Period, no less favorable short-term annual incentive compensation for the calendar year 2024 than such Company Employee was eligible to receive prior to the Closing Date (the “2024 Annual Bonus”). The Company shall reimburse Rivian in an amount equal to, with respect to each Rivian In-Scope Employee, a pro-rated portion of the 2024 Annual Bonuses paid to such Rivian In-Scope Employee for the portion of the 2024 calendar year that such Rivian In-Scope Employee was employed by the Company. In the event that any 2024 Annual Bonus is paid in fully vested shares of Rivian common stock pursuant to a Rivian equity incentive plan (the “Shares”), the value of such 2024 Annual Bonus shall be determined based on the closing price of a Share on the date of issuance of such Shares.

SECTION 5.04. Compliance Program. Rivian shall, and shall cause its Subsidiaries to, implement the measures to be taken in respect of the compliance program as further described on Schedule 5.04, within the time periods specified therein.

SECTION 5.05. Third Party Business.

(a) Formation of SalesCo.

(i) The Parties shall use their commercially reasonable efforts to, as soon as practicable but in any event within [***] following receipt of the last applicable SalesCo Antitrust Approval (as defined below), form a Delaware limited liability company (“SalesCo”) for the purpose of engaging in (i) licensing of Climbtech 1+2 Technology (as updated and further developed from time to time by the Company) or portions thereof (excluding the sale of accompanying hardware) to third party customers that are not Affiliates of Rivian or VW Associated Entities (as defined in the Rivian Background IP Agreements) for incorporation into passenger vehicles sold by such third party customers (such customers, the “Third Party Business Customers”), (ii) licensing Climbtech 1+2 Technology (as updated and further developed from time to time by the Company) or portions thereof for integration into VW’s platform, skateboard and chassis component sales programs (the “VW Skateboard/Chassis Business”) or any other platform, skateboard and chassis component sales program, (iii) solely to the extent that the [***] is integrated into the Company in accordance with Section 5.09, the non-consumer business of the [***], (iv) development of Software and Technology for the Third Party Business Customers in connection with the foregoing, all of such development being subcontracted exclusively to the Company (the “Third Party Development”), and (v) such other activities as may mutually be agreed by VW and Rivian, it being understood that (x) the sale of hardware components that may incorporate Software that is part of Climbtech 1+2 Technology which is developed specifically for such hardware components but that does not require the licensing or use of (A) the core platform or other unrelated elements of Software of Climbtech 1+2 Technology, or (B) any hardware designed or developed by the Company for Climbtech 1+2 Technology, and (y) other businesses and technologies of either Party that are not Third Party Business (including any Rivian Excluded Technology) will not be subject to these provisions or be managed by SalesCo, nor will any revenues or liabilities deriving therefrom be shared between the Parties (collectively, the “Third Party Business”).

(ii) The equity interests of SalesCo will be owned equally by VW and Rivian or a wholly owned Subsidiary of each of them as each shall determine in their sole discretion, but in no event shall Rivian SPV or VW SPV own the equity interests of SalesCo. The organizational documents of SalesCo, including its Limited Liability Company Agreement (the “SalesCo LLCA”), shall be derived from the Company’s organizational documents, subject to mutually agreed modifications thereto. The SalesCo LLCA will include a schedule setting forth certain regions of origin for customers and specific third parties who will not qualify as Third Party Business Customers based on jurisdictions in which US or international sanctions apply.

(b) Regulatory Filings.

(i) Promptly following the Closing Date, and in any event no later than [***], Rivian and VW shall each use their commercially reasonable efforts to make the regulatory filings as may be necessary to obtain the required approvals, consents, actions or nonactions, or the expiration or termination of applicable waiting periods under applicable Antitrust Laws with respect to the formation and operations of SalesCo in a manner such that SalesCo may be formed and operate the Third Party Business as a fully functional joint venture (the “SalesCo Antitrust Approvals”). The Parties shall use commercially reasonable efforts to make an appropriate response as promptly as reasonably practicable to any requests for additional information or documents by any competent Governmental Authority. The filing fees required in respect of filings required under applicable Antitrust Laws undertaken pursuant to this Section 5.05(b) shall be borne fifty percent (50%) by Rivian and fifty percent (50%) by VW.

(ii) Rivian and VW shall cooperate with one another in connection with any such filing and in connection with resolving any investigations or other inquiries of any Governmental Authority to achieve the satisfaction of the SalesCo Antitrust Approvals as soon as practicable following such filings. Rivian and VW shall jointly determine and direct the strategy and process by which the parties will seek required approvals. To the extent not prohibited by law, Rivian and VW each shall furnish to the other party information reasonably required to resolve and respond to any such investigation, shall give each other reasonable prior notice of any communication with any Governmental Authority and permit representatives of the other party to attend any such meeting or teleconference, and shall provide reasonable opportunity to review in advance and comment on drafts of filings and submissions.

(iii) For the avoidance of doubt, neither Rivian nor VW shall be obligated to accept any remedies (i.e., conditions, obligations or other requirements, including any requirement to sell, license, assign, transfer, divest, hold, separate or otherwise dispose of any assets, business or portion of its business, conduct, restrict, operate, invest or otherwise change the assets, business or portions of its business in any manner, or impose any restriction, requirement or limitation on the operation its business or portion of its business) to which the SalesCo Antitrust Approvals are subject, and any such non-acceptance shall not constitute a breach of their obligations set forth in this Section 5.05(b).

(c) Personnel. Unless otherwise agreed in writing by VW and Rivian, the Co-Chief Executive Officers of SalesCo (the “SalesCo CEOs”) and the Head of Finance shall initially be the same individuals serving as Co-CEOs (as defined in the LLCA) and the Chief Financial Officer of the Company, respectively, and the directors serving on SalesCo’s board of directors shall initially be the same individuals serving as Directors (as defined in the LLCA) of the Company’s Board (as defined in the LLCA). Subject to the approval, not to be unreasonably withheld, of the SalesCo CEOs, Rivian and VW shall identify and appoint certain officers and employees of SalesCo, including, by [***], a Head of Business Development and three additional business development employees, with two business development employees being nominated by each of VW and Rivian (each such individual may be a secondee of VW or Rivian, or may become a direct employee of SalesCo, in each case, as determined by the Party appointing each such individual). SalesCo shall not be permitted to order development services or otherwise engage resources from the Company (except for employees with roles at both the Company and SalesCo) until [***] after the Closing Date.

(d) Operationalization of SalesCo

(i) In connection with the formation of SalesCo, Rivian and VW shall put in place a license structure and business model substantially in the form attached hereto as Schedule 5.05, to enable SalesCo to operate the Third Party Business and to enter into agreements with Third Party Business Customers as contemplated by Section 5.05(d)(ii).

(ii) Unless otherwise agreed to in writing by Rivian and VW, the terms of SalesCo’s commercial agreements with Third Party Business Customers shall be consistent with the terms attached hereto as Exhibit K, and SalesCo shall have the sole authority to negotiate the terms of such commercial agreement (without participation of VW or Rivian or any of their Affiliates) with Third Party Business Customers so long as (A) the material terms of such commercial agreement are negotiated within the parameters agreed by the Parties in such Exhibit, (B) any changes not contemplated by Exhibit K are determined by SalesCo to be substantially similar to such Exhibit K, and (C) if such Third Party Business Customer requires its own form of agreement to be used, SalesCo, in consultation with outside counsel, reasonably determines that the terms of such agreement are consistent with those set forth in Exhibit K.

(iii) As soon as practicable after the later of SalesCo formation or [***], SalesCo’s board of directors (as constituted in accordance with the SalesCo LLCA) shall meet at least quarterly to, among other things, evaluate SalesCo’s sales roadmap, progress, and re-confirm the viability of SalesCo’s ability to support the growth of the Third Party Business.

(iv) Notwithstanding anything to the contrary herein, unless otherwise unanimously approved by SalesCo’s board of directors, SalesCo shall not permit use by Third Party Business Customers of Technology relating to hardware architecture developed by the Company or any of its Subsidiaries, unless such hardware architecture Technology has been available for use by VW for at least [***].

(e) SalesCo Failure Events. The occurrence of any of the following shall be deemed a “SalesCo Failure Event”:

(i) Failure of the filings contemplated by the first sentence of Section 5.05(b) to have been made by [***], but only if (i) such failure is the direct result of a breach by VW of its obligations set forth in the first sentence of Section 5.05(b) (a “Section 5.05 Breach”), and (ii) not a direct result of Rivian’s failure to comply with its obligations under the first sentence of Section 5.05(b);

(ii) Failure of all SalesCo Antitrust Approvals to have been obtained within [***] following the date of filing the last of the applicable regulatory filings under Section 5.05(b)(i);

(iii) Mutual determination of the Parties to discontinue pursuit of Third Party Business through SalesCo; or

(iv) SalesCo’s failure to secure contracts in respect of the Third Party Business providing for aggregate future revenue to SalesCo of at least $[***] by [***].

(f) Consequences of SalesCo Failure Event. Following the occurrence of a SalesCo Failure Event, and in the case of Section 5.05(e)(i), notification thereof delivered by Rivian to VW with such SalesCo Failure Event remaining uncured for [***] after delivery of a written notice by Rivian to VW, Rivian may, at its sole option, deliver a notice to VW (the “SalesCo Failure Notice”) setting forth its desire to wind-down the operation of the Third Party Business through SalesCo (a “SalesCo Winddown”). Following the delivery of the SalesCo Failure Notice, Rivian and VW shall take such actions as may be reasonably necessary to ensure that:

(i) Rivian shall have the right to operate the Third Party Business (other than the VW Skateboard/Chassis Business) independently of VW and SalesCo, and none of VW or SalesCo shall have any right to operate or participate in the revenue or profits of such portion of the Third Party Business that is operated by Rivian; in any such event, the Company shall remain the sole subcontractor for Third Party Development services requested by Third Party Business Customers; and

(ii) VW shall have the right to operate the VW Skateboard/Chassis Business (but not any other portion of the Third Party Business, which shall be the exclusive right of Rivian) independently of Rivian and SalesCo, and none of Rivian or SalesCo shall have any right to operate or participate in the revenue or profits of the VW Skateboard/Chassis Business; in any such event, the Company shall remain the sole subcontractor for Third Party Development services requested by VW Skateboard/Chassis Business customers.

(g) Reentry into Third Party Business.

(i) Notwithstanding the provisions of Section 5.05(f), if, following a SalesCo Winddown, the aggregate revenues of the Third Party Business or the VW Skateboard/Chassis Business, as operated by Rivian or VW, respectively, in accordance with Section 5.05(f), exceed $[***], then either Party shall have the right, upon written notice to the other Party (the “Reentry Notice”), to request that the Third Party Business (including the VW Skateboard/Chassis Business) be operated by a newly formed entity jointly-owned by the Parties and intended to conduct the Third Party Business or otherwise pursuant to a structure to be determined by the Parties in good faith (subject to receipt of any necessary regulatory approvals).

(ii) Promptly following the delivery of a Reentry Notice, the Parties shall use their commercially reasonable efforts to, within [***] of a Party’s delivery of such Reentry Notice mutually agree on a structure pursuant to which the Third Party Business could be operated, with the profits and liabilities of the Third Party Business following the implementation of such structure to be shared in proportion to the Parties’ respective ownership of such new entity. Following agreement on such structure, the Parties shall promptly implement such structure, entering into such agreements with, and transferring such assets or employees to, such entity jointly-owned by the Parties and intended to conduct the Third Party Business as may be necessary.

SECTION 5.06. [***]

SECTION 5.07. Joint Sourcing. From and after the Closing, the Parties shall reasonably cooperate to identify opportunities for joint sourcing in a manner that maximizes efficiency and is otherwise compliant with applicable Laws, including applicable Antitrust Laws.

SECTION 5.08. Other Restrictions.

(a) The Parties shall not, and shall cause their Subsidiaries not to, provide, export or re-export, directly or indirectly, to the Specified Countries or for use in the Specified Countries any goods, Software or technology supplied under or in connection with this Agreement or any of the Transaction Documents, including by way of the sale, licensing or transfer in any manner of Intellectual Property Rights or Trade Secrets, and to the granting of rights to access or re-use any material or information protected by Intellectual Property Rights or protected as a Trade Secret.

(b) The Parties shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to cause third-party customers and suppliers, including resellers or sublicensees, to comply with the foregoing.

(c) The Parties shall, and shall cause their Subsidiaries to, promptly inform each Party about any actual or potential breach of the requirements set forth in this Section 5.08.

SECTION 5.09. [***]

SECTION 5.10. [***]

SECTION 5.11. Material IP Contract Consents. If the assignment, transfer or sublicensing to the Company of any Rivian IP In-License, in each case, requires any permission, consent, agreement, authorization or waiver of a third party (each a “Material IP Contract Consent”), Rivian shall use commercially reasonable efforts to obtain each such Material IP Contract Consent, and the Parties shall procure that the Company provides reasonable cooperation to obtain such Material IP Contract Consents. Rivian shall bear its own administrative costs of seeking and obtaining any Material IP Contract Consent. If any other costs, fees and expenses are required to be incurred to obtain any Material IP Contract Consents, the Parties shall negotiate in good faith the allocation of such costs, fees and expenses as between Rivian and the Company, provided that (x) in relation to any Rivian IP In-License being assigned to the Company, any royalties or other payments due under such Rivian IP In-License (i) prior to and (ii) on or following, the date on which such Rivian IP In-License is assigned to the Company shall be borne by Rivian and the Company, respectively, and (y) in relation to any Rivian IP In-License being sublicensed to the Company, Rivian shall bear any royalties or other payments due under such Rivian IP In-License prior to, on and following the date on which the such Rivian IP In-License is sublicensed to the Company, subject to the Company reimbursing Rivian for any royalties or other payments due under such Rivian IP In-License on or following such date which are directly attributable to the Company’s sublicense under such Rivian IP In-License (such as volume-based or user-based payments). If Rivian is unable to obtain any Material IP Contract Consent, the Parties shall co-operate in good faith to enter into a mutually acceptable alternative arrangement that is sufficient to enable the Company to receive the relevant benefit or rights under the relevant Rivian IP In-License without such Material IP Contract Consent. Until such alternative arrangement is agreed upon or the problem is otherwise resolved to the satisfaction of the Parties, Rivian shall use commercially reasonable efforts to provide to the Company the relevant benefit or rights under the relevant Rivian IP In-License.

SECTION 5.12. Insurance. Rivian shall cause the Company to initially be insured by the insurance policies of Rivian.

SECTION 5.13. Temporary Access to E/E Architecture Source Code. On the Closing Date, Rivian shall electronically transmit (or shall ensure that it has transmitted) a copy of the Source Code for the Rivian E/E Architecture (for the avoidance of doubt, other than with respect to any Rivian Excluded Technology) in the form that such Source Code exists as of the Closing Date (“E/E Architecture Source Code”) to a secure cloud repository (such as Gitlab) and grant access to the Company to such repository. Such access to Source Code will be granted at a “read and write” access level. Any access and use of such E/E Architecture Source Code by the Company shall be limited to the extent required for the Company to comply with its obligations under the Development and Services Agreements. Any access by VW shall at all times be subject to any applicable restrictions in the Rivian Background IP Agreements and the Development and Services Agreements.

SECTION 5.14. Segregation of Background Source Code.

(a) No later than [***] after the Closing Date, Rivian shall segregate the portion of the E/E Architecture Source Code corresponding to the Source Code of the Background Software (as defined in the Background Unregistered IP License Agreement) (the “Source Code Segregation”).

(b) Promptly following the Source Code Segregation, Rivian shall deliver to the Company, (i) a complete, commented (to the extent such commenting is in existence as of the Closing Date) copy of the Background Software in existence as of the Closing Date, (ii) a copy of all documentation necessary or useful for the development or exploitation of the Rivian Licensed Intellectual Property in the possession or control of Rivian or its Affiliates as of the Closing Date, (but, with respect to any documentation owned by a third party, only to the extent that Rivian is permitted by the relevant third party to provide such documentation), in each case which are necessary and required for the Company to comply with its obligations under the Development and Services Agreement, and to the extent that, as of the Closing Date, Rivian is permitted under the terms of the relevant Rivian IP In-Licenses to deliver such Software to the Company and (iii) complete instances of all Software (including Tools) included in the Rivian In-Licensed Intellectual Property, to the extent that, as of the Closing Date, Rivian is permitted under the terms of the relevant Rivian IP In-Licenses to deliver such Software to the Company.

(c) Promptly following the Source Code Segregation, Rivian shall deliver to VW a copy of the Background Software and Software protected by the Third-Party Background IP in accordance with and subject to the terms set forth in Section 2.4.1 of the Background Unregistered IP License Agreement.

(d) Following the Source Code Segregation and the delivery of the Background Software to the Company and VW as set forth above in subsections (b) and (c), Company and VW shall have no further rights to access the E/E Architecture Source Code through Rivian’s repository and Rivian shall restrict such access.

SECTION 5.15. [***]

SECTION 5.16. Name of the Company. The Parties shall cooperate in good faith to rename each of (a) the Company to “Rivian and VW Group Tech, LLC”, and (b) the Canadian Subsidiary to “Rivian and VW Group Tech Canada, Inc.”, and amend the respective organizational documents of the Company and Canadian Subsidiary accordingly, in each case, as promptly as practicable and in a manner not to materially disrupt the operations of the Company or the Canadian Subsidiary, and in any event not later than [***].

SECTION 5.17. [***]

ARTICLE VI

TAX MATTERS

SECTION 6.01. Cooperation. Each Rivian Entity, the Company and each VW Entity shall cooperate fully as and to the extent reasonably requested by the other Parties in connection with the preparation and filing of any Tax Return, and the resolution or defense of any claim, audit, litigation or other proceeding relating to Liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such Tax Return, audit, or examination or proceedings to the extent that the same are not otherwise reasonably available to the requesting party. Each Rivian Entity, the Company and each VW Entity shall use commercially reasonable efforts to make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder as may be reasonably requested by a Party.

SECTION 6.02. Transfer Taxes. Notwithstanding any other provision of this Agreement, all Transfer Taxes shall be borne and paid in equal amounts by VW and Rivian. The Parties shall reasonably cooperate in providing each other with any appropriate documentation related to Transfer Taxes, including resale exemption certifications and other similar documentation. All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Party required under applicable Law to file such Tax Returns, and the Party that filed such Tax Return shall provide to the other Party a true copy of each such Tax Return as filed and evidence of the timely filing thereof. If required by applicable Law, each Party shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns.

SECTION 6.03. Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income tax purposes, the transactions contemplated herein shall be treated as the formation of a partnership accompanied by a “disguised sale” of partnership assets in accordance with Sections 721 and 707 of the Internal Revenue Code and Section 1.707-3 of the Treasury Regulations promulgated thereunder. At Closing, (a) the Company will be treated as a newly created partnership for U.S. federal income tax purposes in accordance with Section 301.7703-3(b) of the Treasury Regulations, (b) the contribution by Rivian and VW of their respective assets, as contemplated by this Agreement, to the Company in exchange for the Company’s membership interests, shall be treated as a transaction described in Sections 721(a), 722, 723 and 1223(1) of the Internal Revenue Code, and (c) the payment to VW AG pursuant to Section 2.02(b)(v) shall be treated as resulting from the payment by the German Subsidiary to VW in respect of the rights granted by VW in accordance with Section 5.03(a) hereof to permit the German Subsidiary to solicit, interview, and offer employment to the VW In-Scope Employees and as such shall be treated as sourced outside the United States for U.S. federal income tax purposes. The Parties further agree not to take any action or position on any Tax Return that is inconsistent with such treatment unless otherwise required to do so by applicable Law or a determination (as defined in Section 1313(a) of the Internal Revenue Code). For purposes of applying Section 704(c) of the Internal Revenue Code and establishing the opening capital accounts of the Company, and for all other Tax purposes, as soon as practicable after Closing, Rivian shall prepare and deliver to VW a statement in accordance with Article VI (Allocations) of the LLCA (the “Allocation Statement”). If within ten (10) days after the delivery of the Allocation Statement, VW notifies Rivian in writing that VW objects to the allocation set forth in the Allocation Statement, Rivian and VW shall use their best efforts to revise the allocation specified in the Allocation Statement to the mutual satisfaction of the Parties within twenty (20) days. In the event that VW and Rivian are unable to resolve such dispute within twenty (20) days, VW and Rivian shall jointly retain a nationally recognized accounting firm mutually agreed by the Parties (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of such Accounting Referee shall be borne equally by VW and Rivian. The Parties shall, and shall cause their respective Affiliates to, report, act and file all required Tax Returns (including Internal Revenue Service Forms 1065) in all respects and for all purposes consistent with such Allocation Statement (as finalized). None of VW, the Company or Rivian shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Statement unless required to do so by applicable Law.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Survival of Representations, Warranties and Covenants.

(a) Except in the case of fraud, the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of [***] after the Closing, except for:

(i) the Fundamental Representations, which shall survive the Closing until the expiration of the applicable statute of limitations;

(ii) the representations and warranties of Rivian contained in Section 3.05(d), which shall survive the Closing for a period of: (a) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(iv), and (b) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(v) and Section 7.02(a)(vi);

(iii) the representations and warranties of Rivian contained in Section 3.05(e), Section 3.05(j), and Section 3.05(l), which shall survive the Closing for a period of [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(v) and Section 7.02(a)(vi); and

(iv) the representations and warranties of VW contained in Section 4.05(d), which shall survive the Closing for a period of [***] after the Closing.

(b) The covenants or agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their terms or until the expiration of the term of the undertaking set forth in such covenants and agreements, whichever is earlier.

(c) Any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally resolved.

SECTION 7.02. Indemnification by Rivian.

(a) VW and the VW Associated Entities (each a “VW Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Rivian from and against any and all losses, liabilities, damages, claims, Taxes, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of, or resulting from:

(i) the breach of any representation or warranty made by Rivian contained in Article III, other than a Rivian Fundamental Representation or Rivian IP Representation, as of the date hereof (or, to the extent made as of a specific date, as of such date);

(ii) the breach of any Rivian Fundamental Representation as of the date hereof (or, to the extent made as of a specific date, as of such date);

(iii) the breach of any covenant by Rivian contained in this Agreement;

(iv) any Material Rivian Infringement Breach where such breach is within Rivian’s Actual Knowledge;

(v) Rivian’s breach of the representations made as of the date hereof by Rivian in (A) Section 3.05(d), where such breach is not within Rivian’s Actual Knowledge and is a result of the Climbtech 1+2 Technology infringing or misappropriating a third party’s Intellectual Property Rights other than a third party that is an NPE, and (B) Section 3.05(e) (excluding [***] IP), but in each case, only where such breach results in the inability of the Company to operate the Business (as defined in the LLCA) substantially in the manner contemplated by the Parties;

(vi) (A) any claim or action brought against the Company, VW and/or any VW Associated Entities by a third party (but excluding any claim or action brought by an NPE) that the use of any part of the Climbtech 1+2 Technology (in the form existing as of the date hereof without modification and without combination with any other software or other technology or materials) infringes, misappropriates or otherwise violates such third party’s Intellectual Property Rights, where such infringement, misappropriation or violation is not within Rivian’s Actual Knowledge, and (B) Rivian’s breach of the representations made by Rivian as of the date hereof in Section 3.05(e), Section 3.05(j) and Section 3.05(l), but with respect to Section 3.05(l)(ii), only where such breach renders any material portion of the Climbtech 1+2 Technology unusable or unexploitable, in each case excluding representations relating to the [***] IP;

(vii) the breach of any Rivian IP Representation (but excluding Section 3.05(l)(i) and any claims covered by Section 7.02(a)(iv) to Section 7.02(a)(vi) above and any Rivian IP Representation relating to the [***] IP);

(viii) any claim or action brought against the Company, VW and/or any VW Associated Entities by an NPE that the use of any part of the Climbtech 1+2 Technology infringes, misappropriates or otherwise violates any third party’s Patents; and

(ix) from the [***] Completion Date, any breach of any Rivian IP Representation relating to the [***] IP.

(b) The Company and its Subsidiaries shall from and after the Closing be indemnified and held harmless by Rivian from and against any and all Losses, to the extent arising out of, or resulting from, any Excluded Rivian Liabilities.

SECTION 7.03. Indemnification by VW

(a) Rivian and its Affiliates (each a “Rivian Indemnified Party”) shall from and after the Closing be indemnified and held harmless by VW from and against any and all Losses, to the extent arising out of, or resulting from:

(i) the breach of any representation or warranty made by VW contained in Article IV other than the VW Fundamental Representations or the VW IP Representations as of the date hereof (or, to the extent made as of a specific date, as of such date);

(ii) the breach of any VW Fundamental Representations as of the date hereof (or, to the extent made as of a specific date, as of such date);

(iii) any Material VW Infringement Breach where such breach is within VW’s Actual Knowledge;

(iv) the breach of any VW IP Representations (but excluding any claims covered by Section 7.03(a)(iii)) as of the date hereof (or, to the extent made as of a specific date, as of such date); and

(v) the breach of any covenant by VW contained in this Agreement.

(b) The Company and its Subsidiaries shall from and after the Closing be indemnified and held harmless by VW from and against any and all Losses, to the extent arising out of, or resulting from, Excluded VW Liabilities.

SECTION 7.04. Claims of Indemnification by Rivian.

(a) A VW Indemnified Party may bring a claim for indemnification for a period of: (i) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(iv), (ii) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(v) and Section 7.02(a)(vi), and (iii) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(vii), and (iv) [***] after the Closing with respect to claims for indemnification under Section 7.02(a)(viii).

SECTION 7.05. Limitations on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against a Party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01or 7.04.

(b) Notwithstanding anything to the contrary contained in this Agreement, and except in the case of fraud:

(i) Rivian shall not be liable for any Losses pursuant to Section 7.02(a)(i) or 7.02(a)(vii), unless and until the aggregate amount of indemnifiable Losses which may be recovered from Rivian exceeds $[***] (the “Basket”) whereupon VW shall be entitled to indemnification for the entire amount of such Losses (including the Basket), subject to the limitations set forth in this Article VII;

(ii) no Losses may be claimed under Section 7.02(a)(i) or Section 7.03(a)(i) or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i), above other than Losses in excess of $[***] resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; and

(iii) Rivian’s aggregate Liability for indemnification under Section 7.02(a) shall be limited as follows:

A. pursuant to the terms of Section 7.02(a)(i) shall not exceed $[***];

B. pursuant to the terms of Section 7.02(a)(ii) shall not exceed $[***]; provided, that such amount shall increase by an additional $[***] concurrently with each $[***] payment received by the Company from VW pursuant to Section 21.1.4(ii) of the Development and Services Agreement, up to a maximum aggregate amount of $[***] (the amount as calculated pursuant to this section as of any specific date, the “Current Cap”);

C. pursuant to the terms of Section 7.02(a)(iv) shall not exceed $[***];

D. pursuant to the terms of Section 7.02(a)(v) shall not exceed $[***];

E. pursuant to the terms of Section 7.02(a)(vi) shall not exceed $[***];

F. pursuant to the terms of Section 7.02(a)(vii) shall not exceed $[***];

G. pursuant to the terms of Section 7.02(a)(viii) shall not exceed $[***]; and

H. pursuant to the terms of Section 7.02(a)(ix) shall not exceed $[***].

I. Notwithstanding the foregoing, Rivian’s aggregate Liability for indemnification with respect to all obligations for indemnification under Section 7.02(a) shall in no event exceed $[***] (the “Max Cap”); provided, that, except for claims under Section 7.02(a)(iii) or Section 7.02(a)(iv), if the then Current Cap is lower than $[***], then claims for indemnification under Section 7.02(a) shall be indemnifiable up to the amount of the then Current Cap; provided, further, that in respect of any portion of a claim for which indemnification would have been available under this Article VII but for application of the Current Cap, such portion of such claim shall be indemnifiable to the extent the Current Cap is increased from time to time (but in any event, only up to the Current Cap as of such time), and for claims under Section 7.02(a)(vi) and Section 7.02(a)(vii) relating to Section 3.05(l)(ii), Rivian’s aggregate Liability for indemnification shall not exceed $[***];

(iv) Notwithstanding anything to the contrary in Section 7.02, (A) any claim for indemnification that may be brought under Section 7.02(a)(iv) shall only be brought thereunder (and not under Sections 7.02(a)(v) to 7.02(a)(vii)), (B) any claim for indemnification that may (subject to the foregoing clause (A)) be brought under Section 7.02(a)(v) shall only be brought thereunder (and not under Sections 7.02(a)(vi) to 7.02(a)(vii)), (C) any claim for indemnification that may be brought under either Section 7.02(a)(iv) or Section 7.02(a)(v) shall only be brought under Section 7.02(a)(iv) (and not under Section 7.02(a)(v)), and (D) any claim for indemnification that may be brought under either Section 7.02(a)(vi) or Section 7.02(a)(vii) shall only be brought under Section 7.02(a)(vi) (and not under Section 7.02(a)(vii)).

(c) Notwithstanding anything to the contrary contained in this Agreement, and except in the case of fraud,

(i) VW shall not be liable for any Losses pursuant to Section 7.03(a)(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from VW exceeds the Basket whereupon Rivian shall be entitled to indemnification for the entire amount of such Losses (including the Basket); and

(ii) VW’s aggregate Liability for indemnification pursuant to Section 7.03(a)(i) shall in no event exceed $[***];

(iii) VW’s aggregate Liability for indemnification pursuant to Section 7.03(a)(ii) shall in no event exceed $[***];

(iv) VW’s aggregate Liability for indemnification pursuant to Section 7.03(a)(iii) shall in no event exceed $[***]; and

(v) VW’s aggregate Liability for indemnification pursuant to Section 7.03(a)(iv) shall in no event exceed $[***];

(d) No Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter or series of related matters regardless of such matter being attributed to more than one indemnity provision or more than one indemnified party, or to breach of several representations, warranties or covenants.

(e) For purposes of this Article VII, and notwithstanding anything herein to the contrary, the determination of Loss (but not the determination of any breach) in respect of a representation or warranty (other than the term “Material Contract”) shall be determined without giving effect to any qualifications regarding materiality, including by the use of the terms “material”, “Rivian Material Adverse Effect”, “VW Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty.

(f) For all purposes of this Article VII, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification) that may be paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party up to the amount paid to the Indemnified Party by the Indemnifying Party, and (ii) any Tax benefit that is actually realized by the Indemnified Party or any of its Affiliates in the taxable year such Loss was incurred arising in connection with the accrual, incurrence or payment of any such Losses. Losses shall in no event include diminution in value or other damage suffered as a result of an Indemnified Party being a stockholder or other holder of equity of any Indemnifying Party. Losses shall in no event include diminution in value or other damage suffered solely as a result of an Indemnified Party being a stockholder or other holder of equity of any Indemnifying Party.

(g) The Parties agree to mitigate Losses, but only to the extent required under applicable Law.

SECTION 7.06. Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given, or could give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnifying Party shall then have a period of [***] after the receipt of such claim (the “Indemnity Response Period”) to notify the Indemnified Party as to whether the Indemnifying Party disputes its Liability to the Indemnified Party with respect to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or fails to notify the Indemnified Party within the Indemnity Response Period as to whether the Indemnifying Party dispute the claim described in such claim notice, then the corresponding Loss will be conclusively deemed to be a Liability of the Indemnifying Party under this Article VII and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party within [***] thereafter (or, in the event of a Third-Party Claim, upon final judgment or settlement with respect to such claim in accordance with this Article VII). If the Indemnifying Party notifies the Indemnified Party within the Indemnity Response Period that the Indemnifying Party disputes its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of [***] from the date of such notice or such longer period as may be agreed to in writing, either of the Indemnifying Party or the Indemnified Party shall be entitled to initiate any action to pursue such remedies as may be available to such party on the terms and subject to the provisions of this Agreement. Following final resolution of any disputed claim and the determination of the corresponding Loss under the applicable dispute resolution procedures, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party within [***] thereafter.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it (each, a “Third-Party Claim”), that could give rise to a claim for Loss under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its Representatives in respect thereof. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 7.06(b) shall not limit the obligations of the Indemnifying Party under this Agreement, except (i) to the extent such Indemnifying Party is actually and materially prejudiced thereby, or (ii) to the extent advisory or other out-of-pocket, third-party expenses are incurred with respect to the conduct of the Third-Party Claim during the period in which notice was not provided.

(c) The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within [***] of the receipt of such notice from the Indemnified Party, it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Agreement. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense, to the extent permitted by applicable Law; provided, that the Indemnifying Party shall not be entitled to assume control of such defense if the claim for indemnification relates to or arises in connection with any criminal proceeding. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party so elects to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless (i) the Indemnifying Party consents in writing to such payment, or (ii) a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7.06(c), the Indemnifying Party shall have the right at its expense (A) to participate in the defense assisted by counsel of its own choosing, and (B) to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall keep the Indemnified Party updated on all material matters relating to the Third-Party Claim, and the Indemnifying Party shall not settle the subject claim without the prior written consent of the Indemnified Party unless it obtains a full and unconditional release of the Indemnified Party in respect of such Third-Party Claim. In the event of any settlement entered into by the Indemnifying Party without the Indemnified Parties’ consent, the Indemnifying Party shall pay all settlement costs in full, including any ongoing royalty and license payments. In the event of any settlement entered into with the consent of the Indemnified Party, the Indemnifying Party shall pay all settlement costs, including any ongoing royalty and license payments, subject to the limitations on indemnification set forth herein.

SECTION 7.07. Remedies. Each of the Parties acknowledges and agrees that following the Closing, except in the case of fraud (a) other than as provided in Section 8.11, (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the Indemnified Parties, and the parties to any Local Conveyance and the Rivian Background IP Agreements for any Losses that the Indemnified Parties may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, any Local Conveyance and the Rivian Background IP Agreements (collectively, the “Covered Agreements”) or the transactions contemplated in the Covered Agreements, including any failure to perform and comply with any covenant or agreement in the Covered Agreements, and (ii) any and all claims arising out of, or in connection with the transactions contemplated in the Covered Agreements must be brought under, and in accordance with the terms of, this Agreement, and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in any of the Covered Agreements shall give rise to any right on the part of any Party after the consummation of the transactions contemplated by the Covered Agreements to rescind the Covered Agreements or any of the transactions contemplated hereby or thereby. Each Party shall cause its Affiliates to comply with this Section 7.07.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the party incurring such costs and expenses.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given or made (w) when delivered personally by hand, (x) two (2) Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (y) on the date sent by electronic mail (with confirmation of transmission), or (z) three (3) Business Days after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

(a)	if to VW:

Volkswagen International America Inc.

c/o Volkswagen Aktiengesellschaft

Berliner Ring 2, 38440

Wolfsburg, Germany

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Volkswagen Aktiengesellschaft

Berliner Ring 2, 38440

Wolfsburg, Germany

Attention: [***]

Email: [***]

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: [***]

Email: [***]

(b)	if to Rivian:

Rivian Automotive, Inc.

14600 Myford Road

Irvine, California 92606

Attention: Chief Executive Officer; and

General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Attention: [***]

Email: [***]

(c)	if to the Company:

Rivian and VW Group Technology, LLC

607 Hansen Way

Palo Alto, CA 94304

Attention: [***]

E-mail: [***]

(d)	if to VW AG:

Volkswagen Aktiengesellschaft

Berliner Ring 2, 38440

Wolfsburg, Germany

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: [***]

Email: [***]

SECTION 8.03. Public Announcements. None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent legally permissible, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other parties.

SECTION 8.04. Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05. Entire Agreement. This Agreement, the Disclosure Schedules, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 8.06. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of the non-assigning Parties), and any attempted assignment that is not in accordance with this Section 8.06 shall be null and void.

SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties that expressly references the Section of this Agreement to be amended, or (b) by a waiver in accordance with Section 8.08.

SECTION 8.08. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Parties pursuant to this Agreement, or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 8.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 8.10. Other Payment Terms. Except as otherwise provided herein, all payments made pursuant to this Agreement shall be made by wire transfer in immediately available funds in U.S. dollars without any setoff, deduction or counterclaim whatsoever, including with respect to payments due pursuant to this Agreement, any other agreement among the Parties or any other Transaction Document.

SECTION 8.11. Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or posting any bond or other undertaking. The Parties agree that they will not contest the availability of specific performance as a remedy hereunder to prevent or restrain breaches of this Agreement by the Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 8.11.

SECTION 8.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice-of-law rules thereof that may direct the application of the Laws of another jurisdiction.

SECTION 8.13. Dispute Resolution.

(a) Arbitration. Any Party alleging any controversy, claim or dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), shall give written notice (a “Dispute Notice”) to the other Parties which includes information on (i) the substance of the Dispute, (ii) the dollar amount at issue, (iii) key areas of disagreement, and (iv) any applicable time sensitivities associated with resolving the Dispute. All applicable statutes of limitations with respect to such Dispute shall be tolled as of the date of the Dispute Notice and until the end of the applicable time period for resolving the Dispute as provided in Section 8.13(b).

(b) Upon receipt of the Dispute Notice, the Parties shall attempt to resolve such Dispute in good faith within thirty (30) days after receipt of the Dispute Notice. If so requested by one of the Parties, the Parties shall use reasonable best efforts to cause the each of their respective Chief Executive Officers to meet within ten (10) days after receipt of the Dispute Notice in furtherance of resolving the Dispute.

(c) Any Dispute not resolved as provided in Section 8.13(b) shall be referred to and resolved exclusively and finally by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) as are then in effect.

(i) The number of arbitrators shall be three (3), and they shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator; provided that any delay or failure to do so shall not be a basis for challenge or removal of the arbitral tribunal or setting aside any arbitral award.

(ii) If there are only two (2) Parties to the Dispute, then each Party to the Dispute shall nominate one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two (2) arbitrators so nominated shall select the president of the arbitral tribunal within thirty (30) days after the latter of the two (2) party-appointed arbitrators has been nominated. If there are more than two Parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one (1) arbitrator and all respondents shall jointly appoint one (1) arbitrator, and the two arbitrators so appointed shall select the president of the arbitral tribunal within thirty (30) days after the latter of the two (2) party-appointed arbitrators has been nominated by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the president of the arbitral tribunal within the applicable time period, then the ICC International Court of Arbitration as the appointing authority shall make the prescribed appointment.

(iii) The seat, or legal place, of arbitration shall be London, England.

(iv) The arbitration proceedings shall be conducted in the English language.

(v) The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 8.02, as well as any other procedure authorized by Law.

(vi) All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with the ICC Rules or this Agreement.

(vii) The award shall include pre-award and post-award interest, as determined in the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.

(viii) Any arbitral award for the payment of money shall be made payable in U.S. dollars, free of any Tax or other deduction.

(ix) Any arbitration (including (i) a settlement during the course of the arbitration or resulting from an arbitral award or documents exchanged or produced during an arbitration proceeding, (ii) memorials, briefs or other documents prepared for the arbitration, and (iii) the fact or existence of arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any arbitration award or as required by applicable Law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

(d) Conflict. In the event of a conflict between this Section 8.13 and the ICC Rules, the terms of this Section 8.13 shall prevail.

SECTION 8.14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.14.

SECTION 8.15. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two (2) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 8.16. Other Payment Terms. VW AG shall cause (a) VW to make (and shall make available or cause to be made available to VIA the amounts necessary to make) all payments required by VIA under this Agreement, including payments under Section 2.04 and any indemnification payments by VW that may arise under Article VII, and (b), if the conditions to funding set forth in Section 4.02 of the Loan A Agreement and Section 4.02 of the Loan B Agreement have, in each case, been satisfied or waived, VW SPV to make (and shall make available or cause to be made available to VW SPV the amounts necessary to make)

the Loan (as defined in the Loan A Agreement) to the Company. VW AG hereby represents and warrants to Rivian as follows: (x) VW AG has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (y) the execution and delivery by VW AG of this Agreement and the performance by VW AG of its obligations hereunder have been duly authorized by all requisite action on the part of VW AG, and (z) this Agreement has been duly executed and delivered by VW AG, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of VW AG, enforceable against VW AG in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

VOLKSWAGEN INTERNATIONAL AMERICA INC.

By:	/s/ Christopher McGee
Name: Christopher McGee
Title: Director

By:	/s/ Lauren Kincaid
Name: Lauren Kincaid
Title: Secretary

[Signature Page to Transaction Agreement]

RIVIAN AUTOMOTIVE, INC.

By:	/s/ Claire McDonough
Name: Claire McDonough
Title: Chief Financial Officer

[Signature Page to Transaction Agreement]

RIVIAN AND VW GROUP TECHNOLOGY, LLC

By:	/s/ Wassym Bensaid
Name: Wassym Bensaid
Title: Co-Chief Executive Officer

[Signature Page to Transaction Agreement]

Solely with respect to Section 2.05 and Article VIII:

VOLKSWAGEN AKTIENGESELLSCHAFT

By:	/s/ Arno Antlitz
Name: Dr. Arno Antlitz
Title: Member of Management Board

By:	/s/ Manfred Döss
Name: Dr. Manfred Döss
Title: Member of Management Board

[Signature Page to Transaction Agreement]